Exhibit 10.1

MASTER AGREEMENT

BY AND AMONG

MICRON TECHNOLOGY, INC.

MICRON JAPAN, LTD.

AND

TOWER SEMICONDUCTOR LTD.

May 25, 2011

Page

ARTICLE I DEFINITIONS	2
ARTICLE II COMPANY SPLIT; SHARE ACQUISITION	15
2.1	Company Split	15
2.2	Share Acquisition	19
2.3	Aggregate Purchase Price for Share Acquisition	19
2.4	The Closing	19
2.5	Further Assurances	23
2.6	Non-Assignable Assets	23
2.7	Taxes	25
2.8	Adjustments to Stock Consideration	25
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP	25
3.1	Organization, Qualification and Corporate Power	25
3.2	Authorization of Transaction	26
3.3	Noncontravention	26
3.4	Inventory	27
3.5	Suppliers	27
3.6	Absence of Changes	27
3.7	Title to and Condition of Tangible Assets	28
3.8	Sufficiency of Assets	28
3.9	Real Property	28
3.10	Business Contracts	29
3.11	Compliance with Laws; Litigation	29
3.12	Employee and Labor Matters	29
3.13	Employee Benefit Plans	31
3.14	Environmental Matters	32
3.15	Permits	33
3.16	Certain Business Practices	33
3.17	Brokers	33
3.18	Investment Representations	33
3.19	Disclaimer of Warranties	35
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP	36
4.1	Organization and Corporate Power	36
4.2	Authorization of Transaction	36
4.3	Noncontravention	36
4.4	Capitalization	37
4.5	Tower Shares	38
4.6	SEC Filings; Financial Statements	38

i

(continued)

4.7	Absence of Certain Changes	39
4.8	Compliance with Laws; Legal Proceedings	40
4.9	Financing	40
4.10	Certain Business Practices	40
4.11	Brokers	40
4.12	Disclaimer of Warranties	40
ARTICLE V COVENANTS	41
5.1	Closing Efforts	41
5.2	Regulatory Matters	42
5.3	Company Split	42
5.4	Operation of Business	42
5.5	Access to Information.	44
5.6	Tax Matters.	45
5.7	Confidentiality	46
5.8	Employees	46
5.9	Use of Seller Group’s Name	49
5.10	Business Tools; Sputter Tools	50
5.11	Right of First Offer	50
5.12	[Reserved]	52
5.13	Accounts Receivable; Accounts Payable.	52
5.14	Refund and Remittances	53
5.15	Listing of Tower Shares	53
5.16	Excluded Assets and Business Assets	53
5.17	Certain Additional Tower Restrictions	54
5.18	Removal of Probe Assets	54
5.19	Third Party Software Licenses	54
5.20	Business Financial Statements; Tower Pro Forma Financial Statements	56
5.21	Withholding Taxes	56
5.22	Newco Credit Facility	56
5.23	Purchase Orders	57
5.24	Continued Existence of Parties	57
ARTICLE VI CONDITIONS TO CONSUMMATION OF TRANSACTION	57
6.1	Conditions to the Buyer Group’s and the Seller Group’s Obligations	57
6.2	Conditions to Obligations of the Buyer Group	58
6.3	Conditions to Obligations of the Seller Group	59
ARTICLE VII SURVIVAL AND INDEMNIFICATION	60
7.1	Survival of Representations and Warranties	60

ii

(continued)

7.2	Indemnification by the Seller Group	61
7.3	Indemnification by the Buyer Group	61
7.4	Limitations	62
7.5	Procedures for Indemnification	63
7.6	Third Party Claims	64
7.7	Seller Remedial Activities for Pre-Closing Environmental Liabilities; Existing Indemnity Arrangements	65
7.8	Exclusive Remedy	66
7.9	Aggregate Purchase Price Adjustment	66
ARTICLE VIII TERMINATION	66
8.1	Termination of Agreement	66
8.2	Effect of Termination	67
ARTICLE IX MISCELLANEOUS	67
9.1	Press Releases and Announcements	67
9.2	No Third Party Beneficiaries	67
9.3	Entire Agreement	68
9.4	Succession and Assignment	68
9.5	Counterparts and Facsimile Signature	68
9.6	Notices	68
9.7	Governing Law	70
9.8	Exclusive Jurisdiction	70
9.9	Amendments and Waivers	70
9.10	Severability	70
9.11	Construction.	70
9.12	WAIVER OF JURY TRIAL	71
9.13	Expenses	72
9.14	Specific Performance	72

iii

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Joinder Agreement

Exhibit B	Supply Agreement

Exhibit C-1	Services Agreement (MJP to Newco)

Exhibit C-2	Services Agreement (Newco to MJP)

Exhibit D-1	Site License Agreement (Wada)

Exhibit D-2	Site License Agreement (Nishiwaki)

Exhibit E	Technology Transfer and License Agreement

Exhibit F	Credit Support Agreement

Exhibit G-1	Factory Foundation Security Agreement (between MJP and Newco)

Exhibit G-2	Factory Foundation Security Agreement (between Micron and Newco)

Exhibit G-3	Revolving Mortgage Security Agreement (between MJP and Newco, for land subject to easement)

Exhibit G-4	Revolving Mortgage Security Agreement (between Micron and Newco for land subject to easement)

Exhibit G-5	Agreement Regarding the Creation of Security Interest (Inventory)

Exhibit G-6	Agreement Regarding the Creation of Security Interest (Accounts Receivable)

Exhibit H	Shareholder Rights and Restrictions Agreement

Exhibit I	Company Split Plan

Exhibit J	Articles of Incorporation of Newco

Exhibit K	Undertaking to Israeli Office of Chief Scientist

SCHEDULES

Schedule 1.13	Business Contracts
Schedule 1.16	Business Employees
Schedule 1.20	Business Tangible Personal Property
Schedule 1.21	Business Tools
Schedule 1.34	Competitors
Schedule 1.36	Consigned Assets

i

Schedule 1.51	Exclusive Permits
Schedule 1.66	Key Employees
Schedule 1.67	Buyer Group Knowledge
Schedule 1.68	Seller Group Knowledge
Schedule 1.71	Leases
Schedule 1.72	Leased Real Property
Schedule 1.95	Owned Real Property
Schedule 1.98	Permits
Schedule 1.99	Permitted Encumbrances
Schedule 1.104	Probe Assets
Schedule 1.130	Sputter Tools
Schedule 1.144	Transferred Business Records
Schedule 1.145	Non-Transferred Business Employees
Schedule 2.1(c)(xxvi)	Excluded Assets
Schedule 2.1(d)(v)	Assumed Liabilities
Schedule 4.4(c)	Tower Equity-Related Agreements
Schedule 4.4(d)	Other Tower Equity-Linked Securities
Schedule 5.4	Ordinary Course Carve Outs
Schedule 5.8(a)	Other Transferred Employees
Schedule 5.8(b)	Modifications to Terms of Employment
Schedule 5.8(f)	Other Transferred Employee (Retirement Provision)
Schedule 5.8(g)	MJP Representative Director
Schedule 5.19	Third Party Software
Schedule 5.23	Outstanding Purchase Orders
Schedule 6.1(c)	Third Party Software Licenses
Schedule 6.2(g)	Seller Group Third Party Consents
Schedule 6.3(i)	Buyer Group Third Party Consents
Schedule 7.2(a)	Special Indemnity

ii

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2011 by and among Micron Technology, Inc., a Delaware corporation (“Micron”), Micron Japan, Ltd., a Japanese corporation and wholly owned subsidiary of Micron (“MJP” and collectively with Micron, the “Seller Group”) and Tower Semiconductor Ltd., an Israeli company (“Tower”).  Micron, MJP, Tower and, upon execution and delivery of a Joinder Agreement substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”), Newco (as hereinafter defined) and Acquisition Sub (as hereinafter defined), are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A.           MJP is, among other things, engaged in the business of manufacturing probed DRAM, CMOS image sensor and FCOS microdisplay semiconductor wafers at a 200mm wafer fabrication facility located in Nishiwaki, Japan.

B.           At the Closing (as hereinafter defined), (i) the Business Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined) shall be assigned by MJP to a yet-to-be incorporated wholly owned Japanese subsidiary of MJP, which will be incorporated under the name Towerjazz Japan, Ltd. (“Newco”), with an address at 302-2 Aza Oikenoue Hirano-cho Nishiwaki-shi Hyogo, Japan, pursuant to a company split (Shinsetsu Bunkatsu) in exchange for which Newco shall issue and deliver to MJP 200 of Newco’s ordinary shares, constituting 100% of Newco’s issued share capital (the “Newco Shares”), upon the terms and subject to the conditions set forth herein (the “Company Split”), (ii) Newco shall execute and deliver to the other Parties a Joinder Agreement, upon which Newco shall become a Party for all purposes of this Agreement, (iii) Tower shall cause Towerjazz Japan, Ltd., a wholly owned subsidiary of Tower (“Acquisition Sub”) to be duly incorporated as a Japanese corporation, with an address at C/O DLA Piper Tokyo Partnership, Meiji Seimei Kan 7f, 1-1, Marunouchi 2-Chome, Chiyoda-Ku, Tokyo, Japan (iv) Acquisition Sub shall execute and deliver to the other Parties a Joinder Agreement, upon which Acquisition Sub shall become a Party for all purposes of this Agreement.

C.           Immediately following the Company Split, MJP shall sell to Acquisition Sub, and Acquisition Sub shall purchase from MJP, all of the Newco Shares, upon the terms and subject to the conditions set forth herein (the “Share Acquisition”).

D.           In connection with the transactions contemplated by this Agreement, certain of the Parties shall enter into (i) a Wafer Supply Agreement substantially in the form attached hereto as Exhibit B (the “Supply Agreement”), (ii)  the Services Agreements substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (together, the “Services Agreements”), (iii) the Site License Agreements substantially in the forms attached hereto as Exhibit D-1 and Exhibit D-2 (together, the “Site License Agreements”), (iv) a Technology Transfer and License Agreement substantially in the form attached hereto as Exhibit E (the “TTLA”), (v) a Credit Support and Subordination Agreement substantially in the form attached hereto as Exhibit F (the “Credit Support Agreement”), (vi) the Factory Foundation Revolving Mortgage and Revolving Mortgage (Kojo Zaidan Neteitoken and Neteito-Ken, respectively) Agreements substantially in the forms attached hereto as Exhibit G-1, Exhibit G-2, Exhibit G-3 and Exhibit G-4 (together, the “Factory Foundation Security Agreements”), (vii) the Agreement Regarding the Creation of Security Interest (Inventory) in substantially the form attached hereto as Exhibit G-5 and the Agreement Regarding the Creation of Security Interest (Accounts Receivable) in substantially the form attached hereto as Exhibit G-6 (together, the “Security Interest Agreements” and, collectively with the Factory Foundation Security Agreements, the “Security Agreements”) and (viii) a Shareholder Rights and Restrictions Agreement substantially in the form attached hereto as Exhibit H (the “SHRRA”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           “Acquisition Sub” shall have the meaning ascribed to such term in the Preamble.

1.2           “Additional Pension Amount” means the aggregate amount, if any, by which the Cash Consideration is reduced pursuant to Section 5.8(f).

1.3           “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.4           “Aggregate Purchase Price” shall have the meaning ascribed to such term in Section 2.3.

1.5           “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.6           “Ancillary Agreements” means the Joinder Agreements, the Supply Agreement, the Services Agreements, the Site License Agreements, the TTLA, the Credit Support Agreement, the Security Agreements, and the SHRRA.

1.7           “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.1(d).

1.8           “Balance Sheet Date” shall have the meaning ascribed to such term in Section 4.6(c).

1.9           “Bank Accounts” means MJP’s bank accounts with the Tokyo Main Office of the Sumitomo Mitsui Banking Corporation, the last four digits of such accounts ending in 9160 (JPY Account) / 7695 (USD Account) / 6633 (JPY Tax Account)], but, in each case, excluding (i) any deposits in said accounts as of the Closing, which shall be Excluded Assets, and (ii) any standing orders or other similar pending obligations under such accounts as of the Closing, which shall be Excluded Liabilities.

1.10           “Business” means the business of manufacturing probed DRAM, CMOS Image Sensor and Display Product semiconductor wafers at the Fab as conducted by MJP as of the date hereof.

1.11           “Business Assets” shall have the meaning ascribed to such term in Section 2.1(b).

1.12           “Business Benefit Plans” shall have the meaning ascribed to such term in Section 3.13(a).

1.13           “Business Contracts” means all contracts between MJP and any third party that are in effect and primarily related to the Business (other than contracts relating to Intellectual Property, including software and licenses therefor, except for those contracts relating to Intellectual Property identified on Schedule 1.13), which contracts are listed on Schedule 1.13, as such Schedule may be updated by the Seller Group prior to the Closing to list any additional contracts between MJP and any third party that are entered into after the date hereof and are primarily related to the Business (other than (i) contracts relating to Intellectual Property, including software and licenses therefor, except for those contracts relating to Intellectual Property identified on Schedule 1.13 as so updated and (ii) contracts entered into in violation of the terms hereof), or to the extent contemplated by or otherwise provided for under this Agreement.  For purposes hereof, the term “Business Contracts” shall not include (A) any contract between Micron or any affiliate of Micron, other than MJP, on the one hand, and MJP, on the other hand (unless otherwise identified on Schedule 1.13),  (B) any other contract to which Micron or any affiliate of Micron (other than MJP) is a party (unless otherwise identified on Schedule 1.13), (C) the Transferred Employee Contracts, (D) the Leases, (E) any purchase orders with vendors or suppliers to the Business that the Seller Group cancels at or prior to the Closing in accordance with Section 5.23 hereof or (F) without derogating from Section 2.6 and Section 6.2(g), any contracts that are Non-Assignable Assets for which any necessary consents for the conveyance, assignment, transfer or delivery are not obtained.

1.14           “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in New York, New York, Tel Aviv, Israel or Tokyo, Japan or any other day on which banking institutions are not required to be open in New York, New York, Tel Aviv, Israel or Tokyo, Japan.

1.15           “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

1.16           “Business Employees” means the employees of MJP who are primarily engaged in the Business, which employees are listed on Schedule 1.16, as such Schedule may be updated by the Seller Group prior to the Closing to reflect the departure of Business Employees after the date of this Agreement and/or the hiring of employees after the date of this Agreement that are Business Employees.

1.17           “Business Financial Statements” shall have the meaning ascribed to such term in Section 5.20.

1.18           “Business Records” means all books, records, ledgers and files or other similar information of MJP used or held for use in the operation or conduct of the Business, including organizational documents, minute books, share registers, Tax and accounting records, filings with Governmental Entities, price lists, customer lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, standard forms of documents, research materials and product testing reports required by any Governmental Entity.

1.19           “Business Spare Parts” means all spare parts and other supplies primarily used or held for use by MJP in the Business, wherever located, other than the Retained Spare Parts.

1.20           “Business Tangible Personal Property” means all tangible personal property, including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, primarily used or held for use by MJP in the Business and located at the Fab as of the Closing, and all personal productivity assets owned by MJP associated with Transferred Employees such as personal data assistants, cellular phones and personal computers, but excluding the Business Records.  Schedule 1.20 lists each item of the Business Tangible Personal Property with an original purchase value of $10,000 or more that has been capitalized on MJP’s balance sheet as of the date hereof.  Schedule 1.20 may be updated by the Seller Group prior to Closing to list any additional capitalized tangible personal property with an original purchase value of $10,000 or more acquired by MJP after the date hereof that is primarily related to the Business.

1.21           “Business Tools” means collectively those tools listed on Schedule 1.21, which as of the date of this Agreement are owned by Micron, and the title of which shall be transferred by Micron to MJP prior to the Company Split in accordance with Section 5.10(a).

1.22           “Buyer Group” means Tower and, following its incorporation, Acquisition Sub. For the purposes of this Agreement, references to the members of the Buyer Group shall mean Tower and, following the incorporation of Acquisition Sub, Tower and Acquisition Sub, and representations and warranties made herein by Acquisition Sub as a member of the Buyer Group prior to the time of its incorporation shall be deemed to be made by Acquisition Sub as of and following its incorporation.

1.23           “Buyer Group Certificate” shall have the meaning ascribed to such term in Section 6.3(c).

1.24           “Buyer Group Closing Deliverables” shall have the meaning ascribed to such term in Section 2.4(d).

1.25           “Buyer Group Indemnified Party” shall have the meaning ascribed to such term in Section 7.2(a).

1.26           “Buyer Group Material Adverse Effect” means any change, effect or circumstance (such item, an “Effect”) that is materially adverse to (i) the business, financial condition or results of operations of Tower and its subsidiaries, taken as a whole, or (ii) the ability of any member of the Buyer Group to perform its obligations under or consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Buyer Group Material Adverse Effect:  (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole (other than fluctuations in the value of any currency), (B) any Effect that is the result of factors generally affecting the industry or specific markets in which Tower operates, (C) any Effect that is the result of an outbreak or escalation of hostilities involving Israel, Japan or the United States, the declaration by Israel, Japan or the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any change in the price per share of Tower’s ordinary shares or a change in the trading volume of Tower’s ordinary shares (but not, in each case, the underlying cause of any such changes), (E) failing to meet or otherwise satisfy analyst or other third party expectations relating to Tower’s results of operations (but not the underlying cause of any such failure), (F) any Effect arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees) or (G) any Effect arising from any change in any applicable Law.

1.27           “Capital Contribution” shall have the meaning ascribed to such term in Section 5.3.

1.28           “Cash Consideration” shall have the meaning ascribed to such term in Section 2.3

1.29           “Claim” shall have the meaning ascribed to such term in Section 7.5(a).

1.30           “Closing” shall have the meaning ascribed to such term in Section 2.4(a).

1.31           “Closing Date” shall have the meaning ascribed to such term in Section 2.4(a).

1.32           “Company Split” shall have the meaning ascribed to such term in paragraph B of the Recitals.

1.33           “Company Split Plan” shall have the meaning ascribed to such term in Section 2.1.

1.34           “Competitor” means (i) those Persons set forth on Schedule 1.34, and any controlled affiliates of any of the Persons set forth on Schedule 1.34; (ii) any successor-in-interest of any of the Persons referenced in (i) above and any successors to all or substantially all of their respective Memory Products, Image Sensors and/or Display Products businesses; (iii) any other company with respect to which one or more of the companies set forth in (i) above has control; or (iv) a company whose financial statements are publicly available via the U.S. Securities and Exchange Commission’s EDGAR system that manufactures Memory Products, Image Sensors and/or Display Products in wafer form and that derives (either on a consolidated or standalone basis) at least twenty-five percent (25%) of its revenue from the manufacture or sale of Memory Products, Image Sensors and/or Display Products (based on the last fiscal year for which such financial statements are publicly available).

1.35           “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.7.

1.36           “Consent Period” shall have the meaning ascribed to such term in Section 5.19(c).

1.37           “Consigned Assets” means all inventory and assets on consignment to MJP, wherever located.  Schedule 1.36 lists the Consigned Assets located at the Fab as of the date hereof,  which Schedule may be updated by the Seller Group prior to Closing to list consignment to MJP of any additional such Consigned Assets after the date hereof.

1.38           “Contamination” shall mean any hazardous material which is present in the soil, groundwater, surface water, air or building materials of a property in a concentration that (i) exceeds the concentration allowed by applicable Environmental Laws and/or (ii) poses a serious threat to human health or the environment.

1.39           “Credit Support Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.40           “Display Product” shall mean a semiconductor integrated circuit device on a silicon substrate configured to operate as a display panel using ferroelectric liquid-crystal-on-silicon (FLOCS) technology.  “Display Product” does not and shall not include any Image Sensors or Memory Products.

1.41           “Effect” shall have the meaning ascribed to such term in Section 1.26.

1.42           “Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting the Business Assets or the Newco Shares (other than any such lien, encumbrance, mortgage, pledge, easement or other similar restriction imposed on the Business Assets or the Newco Shares (i) by any member of the Buyer Group or (ii) as contemplated by this Agreement or any of the Ancillary Agreements).

1.43           “End Date” shall have the meaning ascribed to such term in Section 7.1.

1.44           “Environmental Law” means any and all Japanese Laws relating to the environment which regulate (i) air, water and soil contamination, (ii) level of noise, vibration or odor, (iii) hazardous chemical substances and (iv) waste disposal, all as amended as of the date hereof.

1.45           “Environmental Matter” means with respect to the Business, any matter relating to compliance with Environmental Laws, Contamination or compliance with Environmental Permits.

1.46           “Environmental Permit” means any material permit, license or authorization issued by a Governmental Entity required by Environmental Laws for the operations of the Business.

1.47           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.48           “Excluded Assets” shall have the meaning ascribed to such term in Section 2.1(c).

1.49           “Excluded Employee Liabilities” means all Liabilities (i) for wages due and owing to the Transferred Employees as of the Closing for work performed as of the Closing, (ii) for benefits that are due and owing to the Transferred Employees at or prior to the Closing (which, for the avoidance of doubt, shall not include the seasonal bonus amounts referenced in Section 5.8(h),  any amounts with respect to the Retirement Allowance Plan or any other amounts that have accrued but are not due and owing as of the Closing), (iii) for employment taxes related to such wages and benefits which are required to be paid under applicable Law, (iv) with respect to employees of MJP that are not Transferred Employees and (v) with respect to Transferred Employee Equity.

1.50           “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.1(e).

1.51           “Exclusive Permits” means all Permits exclusively related to the Business.  Schedule 1.51 sets forth a list of Exclusive Permits held by MJP as of the date of this Agreement.

1.52           “Fab” means the 200mm wafer fabrication facility of MJP located at 302-2, Aza-Oikenoue, Hirano-cho, Nishiwaki, Hyogo 677-0063, Japan.

1.53           “Factory Foundation Security Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.54           “Finished Goods” means any wafer or component that has completed probe.

1.55           “GAAP” means accounting principles generally acceptable in the United States of America applied in a manner consistent with the relevant company’s regular accounting policies.

1.56           “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.57           “Image Sensor” means a semiconductor integrated circuit device on a single silicon substrate having one or more photo elements (such as photodiodes or photogates), such integrated circuit device having the primary functionality of receiving light, converting it into an electromagnetic representation of the information in the light.  “Image Sensor” does not and shall not include any Memory Products or Display Products.

1.58           “Indemnified Party” shall have the meaning ascribed to such term in Section 7.3(c).

1.59           “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.3(c).

1.60           “Indemnity Agreements” shall have the meaning ascribed to such term in Section 7.7(d).

1.61           “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

1.62           “Inventory” means all inventory, including work in process, primarily used or held for use by MJP in the Business as of the Closing Date, excluding in all cases Finished Goods and the Consigned Assets.

1.63           “Israeli Securities Law” shall have the meaning ascribed to such term in Section 4.6(a).

1.64           “ISA” shall have the meaning ascribed to such term in Section 4.6(a).

1.65           “Joinder Agreement” shall have the meaning ascribed to such term in the Preamble.

1.66           “Key Employees” means those Business Employees listed on Schedule 1.66.

1.67           “knowledge of the Buyer Group” means the actual knowledge of the individuals listed on Schedule 1.67 hereto.

1.68           “knowledge of the Seller Group” means the actual knowledge of the individuals listed on Schedule 1.68 hereto.

1.69           “Labor Agreement” shall have the meaning ascribed to such term in Section 3.12(b).

1.70           “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.71           “Leases” means the contracts pursuant to which MJP leases or subleases, as the case may be, the Leased Real Property, which contracts are identified on Schedule 1.71 hereof, as such Schedule may be updated by the Seller Group prior to the Closing to list any additional contracts between MJP and any third party that are entered into after the date hereof pursuant to which MJP leases or subleases the Leased Real Property.

1.72           “Leased Real Property” means the real property leased or subleased to MJP primarily for use in the Business, in each case listed on Schedule 1.72.

1.73           “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.11.

1.74           “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.75           “Loss” or “Losses” shall have the meaning ascribed to such term in Section 7.2(a).

1.76           “Mask” means any photomask, template or reticle.

1.77           “Memory Product” means one or more integrated circuits, printed circuit boards, multi-chip packages or other assemblies with which such integrated circuits are attached or otherwise associated that are designed, developed, marketed or used primarily for storing data and/or programs including, for example and without limitation, any dynamic, static, low volatility or non-volatile memory, whether as discrete integrated circuits, or as part of a SIMM, DIMM, multi-chip package, memory card (e.g., compact flash card, SD card, etc.) or other memory module or package.  “Memory Product” does not and shall not include any Image Sensors or Display Products.

1.78           “Micron” shall have the meaning ascribed to such term in the Preamble.

1.79           “Micron Indemnifying Parties” shall have the meaning ascribed to such term in Section 7.3(c).

1.80           “MJP” shall have the meaning ascribed to such term in the Preamble.

1.81           “MJP Representative Director” shall have the meaning ascribed to such term in Section 5.8(g).

1.82           “MJP Tax Returns” shall have the meaning ascribed to such term in Section 5.6(a).

1.83           “Newco” shall have the meaning ascribed to such term in paragraph B of the Recitals.

1.84           “Newco Closing Deliverables” shall have the meaning ascribed to such term in Section 2.4(b)

1.85           “Newco Corporate Transaction” means, subject to Section 5.11(b)(i), (i) the acquisition of a controlling interest in Newco by another Person or Persons by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) or (ii) a sale, lease, license or other disposition of all or substantially all of the assets of Newco.

1.86           “Newco Shares” shall have the meaning ascribed to such term in paragraph B of the Recitals.

1.87           “New Equity Grant” shall have the meaning ascribed to such term in Section 5.8(c).

1.88           “Non-Assignable Asset” shall have the meaning ascribed to such term in Section 2.6(a).

1.89           “Notice of Claim” shall have the meaning ascribed to such term in Section 7.5(a).

1.90           “Objection” shall have the meaning ascribed to such term in Section 7.5(b).

1.91           “Offer Notice” shall have the meaning ascribed to such term in Section 5.11(a)(ii).

1.92           “Offered Assets” shall have the meaning ascribed to such term in Section 5.11(a)(i).

1.93           “Ordinary Course of Business” means the ordinary course of the Business as conducted by MJP, consistent with past practice.

1.94           “Other Transferred Employees” shall have the meaning ascribed to such term in Section 5.8(a).

1.95           “Owned Real Property” means the real property (including facilities) comprising the Fab and improvements thereon and the MJP-owned employee dorms, in each case listed on Schedule 1.95.

1.96           “Party” and “Parties” means Micron, MJP, Tower, and, upon their respective execution and delivery of a Joinder Agreement, Newco and Acquisition Sub.

1.97           “Payables” means all accounts payable to trade creditors to the extent relating to or arising from the conduct or operations of the Business.

1.98           “Permits” shall have the meaning ascribed to such term in Section 3.15.  Schedule 1.98 sets forth a list of Permits currently held by MJP that are primarily (but not exclusively) related to the Business.

1.99           “Permitted Encumbrances” means any (i) lien for Taxes attributable to the Business, assessments and other governmental charges incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent, or being contested in good faith by appropriate proceedings, (ii) liens of landlords, carriers, warehouseman, mechanics and materialmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent, or being contested in good faith by appropriate proceedings, in each case of the foregoing, which do not materially detract from the value or materially interfere with the present use of the underlying asset or property, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the Ordinary Course of Business, in each case of the foregoing, which do not materially detract from the value or materially interfere with the present use of the underlying asset or property, (iv) purchase money liens to the extent the underlying obligation is an Assumed Liability, (v) non-exclusive licenses granted in connection with sales of products of the Business in the Ordinary Course of Business, (vi) any Encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset as currently used, (vii) any zoning or similar restrictions imposed by Law against the Real Property that do not materially impair the use or value of the respective underlying asset as currently used, (viii) restrictions imposed by applicable securities Laws, (ix) any statutory liens (sakidori tokken and ryuchi-ken) stipulated under Japanese Laws, (x) any other lien, encumbrance, mortgage, pledge, easement or similar restriction that does not materially impair the use or value of the respective underlying asset as currently used and (xi) any other lien, encumbrance, mortgage, pledge, easement or similar restriction the details of which are set forth on Schedule 1.99.

1.100           “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.101           “Post-Closing Period” means any taxable period or other period, as the case may be, or portion thereof, that begins after the Closing Date.

1.102           “Pre-Closing Environmental Liability” shall mean a Liability arising from Contamination present at the Real Property prior to Closing that is attributable to MJP’s operation of the Business prior to Closing.

1.103           “Pre-Closing Period” means any taxable period or other period, as the case may be, or portion thereof, that begins on or before the Closing Date and ends on the Closing Date.

1.104           “Probe Assets” means all probe assets (including spare parts associated with such probe assets), wherever located, including the probe tools listed on Schedule 1.104.

1.105           “Probe Card” means a card interface that provides electrical connection between a probe test system and a wafer.

1.106           “Qualified Loss” shall have the meaning ascribed to such term in Section 7.4(a).

1.107           “Real Property” means the Owned Real Property and the Leased Real Property, individually or collectively.

1.108           “Retained Spare Parts” means all spare parts associated with Probe Assets and spare parts associated with the Business Tools, the Sputter Tools and other supplies associated with the foregoing, wherever located.

1.109           “Retirement Allowance Plan” means the retirement benefit described in the MJP’s Rules of Employment (primarily in Section XII).

1.110           “Review Period” shall have the meaning ascribed to such term in Section 5.11(a)(ii).

1.111           “ROFO Term” shall have the meaning ascribed to such term in Section 5.11(a)(i).

1.112           “SEC” means the United States Securities and Exchange Commission.

1.113           “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.114           “Security Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.115           “Security Interest Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.116           “Seller Group” shall have the meaning ascribed to such term in the Preamble.

1.117           “Seller Group Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.118           “Seller Group Closing Deliverables” shall have the meaning ascribed to such term in Section 2.4(c).

1.119           “Seller Group Indemnified Party” shall have the meaning ascribed to such term in Section 7.3(a).

1.120           “Seller Group Logos” shall have the meaning ascribed to such term in Section 5.9(a)

1.121           “Seller Group Marks” shall have the meaning ascribed to such term in Section 5.9(a).

1.122           “Seller Group Material Adverse Effect” means any Effect that is materially adverse to (i) the Business Assets, taken as a whole, or financial condition or results of operations of the Business, or (ii) the ability of any member of the Seller Group to perform its obligations under or consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Seller Group Material Adverse Effect:  (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole (other than fluctuations in the value of any currency), (B) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes, (C) any Effect that is the result of an outbreak or escalation of hostilities involving Israel, Japan or the United States, the declaration by Israel, Japan or the United States of a national emergency or war, or the occurrence of any acts of terrorism, (D) any Effect arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees) or (E) any Effect arising from any change in any applicable Law.

1.123           “Seller Group Trade Names” shall have the meaning ascribed to such term in Section 5.9(a).

1.124           “Seller Remedial Activities” shall mean remedial activities that are required by applicable Environmental Laws to remediate Contamination present at the Real Property prior to Closing.

1.125           “Services Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.126           “Share Acquisition” shall heave the meaning ascribed to such term in paragraph C of the Recitals.

1.127           “SHRRA” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.128           “Site License Agreements” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.129           “Split-Related Taxes” shall have the meaning ascribed to such term in Section 2.7

1.130           “Sputter Tools” means the four tools listed on Schedule 1.130.  Each Sputter Tool, if any, delivered by Micron to Newco or Tower pursuant to Section 5.10(b) will be deemed upon delivery a Business Asset for all purposes hereof.

1.131           “Supply Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals above.

1.132           “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.133           “Taxes” means all taxes, including income, gross receipts, ad valorem, value added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by Israel, Japan or the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of Israel, Japan or the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person.

1.134           “Termination Date” shall have the meaning ascribed to such term in Section 8.1(d).

1.135           “Third-Party Claim” shall have the meaning ascribed to such term in Section 7.6(a).

1.136           “Third Party Software” shall have the meaning ascribed to such term in Section 5.19.

1.137           “Tower” shall have the meaning ascribed to such term in the Preamble.

1.138           “Tower Indemnifying Parties” shall have the meaning ascribed to such term in Section 7.3(c).

1.139           “Tower Israel Reports” shall have the meaning ascribed to such term in Section 4.6(a)

1.140           “Tower Reports” shall have the meaning ascribed to such term in Section 4.6(a)

1.141           “Tower SEC Documents” shall have the meaning ascribed to such term in Section 4.6(a)

1.142           “Tower Shares” shall have the meaning ascribed to such term in Section 2.3

1.143           “Tower Tax Returns” shall have the meaning ascribed to such term in Section 5.6(b).

1.144           “Transferred Business Records” means Business Records of the type listed on Schedule 1.144.

1.145           “Transferred Employee” means the Business Employees, other than the Business Employees identified on Schedule 1.145, each of whose employment contract will transfer to Newco by virtue of the Company Split.

1.146           “Transferred Employee Contracts” means all the contracts entered into between MJP and any of the Transferred Employees in respect of their employment, other than contracts evidencing the Transferred Employee Equity.

1.147           “Transferred Employee Equity” shall have the meaning ascribed to such term in Section 5.8(c).

1.148           “Transferred Employee Liabilities” means all Liabilities with respect to the Transferred Employees, whether incurred before or after Closing, including all Liabilities arising under any employee benefits plans (including the Retirement Allowance Plan and the other Business Benefit Plans) and the Transferred Employee Contracts and all Liabilities with respect to the seasonal bonus amount referenced in Section 5.8(h), but excluding the Excluded Employee Liabilities.

1.149           “Transferred Employee Records” means (subject to applicable privacy laws and with such Transferred Employee’s consent where legally required) copies of, or access through Company information systems for specified services provided by the Services Agreements (if any), of the electronic employment data accessible by MJP human resources personnel to track, manage and maintain the employment of the Transferred Employees and copies of all paper personnel files related to the Transferred Employees.

1.150           “Transferring Subsidiary” shall have the meaning ascribed to such term in Section 5.11(a)(i).

1.151           “TTLA” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.152           “Unaudited Tower Interim Financials” shall have the meaning ascribed to such term in Section 4.6(b).

1.153           “Use Restrictions” shall have the meaning ascribed to such term in Section 5.19.

1.154           “Wada Site” means MJP’s probe facility located at 75 Wada-cho, Nishiwaki, Hyogo 677-0052, Japan.

ARTICLE II
COMPANY SPLIT; SHARE ACQUISITION

2.1           Company Split.  On the Closing Date, MJP shall effect the Company Split by filing with the Japanese Legal Affairs Bureau the Company Split Plan substantially in the form attached hereto as Exhibit I (the “Company Split Plan”) and any other documents required to be filed with the Japanese Legal Affairs Bureau under applicable Law.  The Articles of Incorporation of Newco as in effect immediately following the Company Split shall be in the form attached hereto as Exhibit J.

(a)           Effect of Company Split.  By virtue of the Company Split, effective as of immediately prior to the Share Acquisition, and upon the terms and subject to the conditions of this Agreement, the Company Split Plan and applicable Law, MJP shall convey, assign, transfer and deliver to Newco, and Newco shall acquire from MJP, all of MJP’s right, title and interest in and to the Business Assets, free and clear of any Encumbrances other than Permitted Encumbrances, in exchange for (i) the Newco Shares, and (ii) the assumption by Newco of the Assumed Liabilities.

(b)           Business Assets.  The term “Business Assets” means all the assets, properties and rights of MJP primarily used in or primarily related to the Business and located (in the case of tangible personal property other than the Business Tools) at the Fab as of the Closing Date (except in each case for the Excluded Assets), including:

(i)      the Owned Real Property;

(ii)     the Business Contracts;

(iii)    the Leases;

(iv)    the Inventory;

(v)     the Business Tangible Personal Property;

(vi)    the Business Spare Parts;

(vii)   the Business Tools;

(viii)  the right to acquire the Sputter Tools (but subject to Section 5.10(b));

(ix)     the Transferred Employee Contracts and Transferred Employee Records;

(x)      the Transferred Business Records;

(xi)     the Bank Accounts;

(xii)    the Factory Foundations as defined and under the Factory Foundation Security Agreements (as provided under the Factory Mortgage Act (Kojo Teito Ho) of Japan) comprised of a part of the aforementioned assets; and

(xiii)   the Exclusive Permits.

Notwithstanding the foregoing, the term “Business Assets” shall not include any Non-Assignable Assets for which any necessary consents for the conveyance, assignment, transfer or delivery are not obtained, subject to Section 2.6.

(c)           Excluded Assets.  Notwithstanding anything in Section 2.1(b) to the contrary, it is hereby expressly acknowledged and agreed that the Business Assets shall not include, and MJP will not, by virtue of the Company Split or otherwise, convey, assign, transfer or deliver to Newco, and Newco shall not acquire or accept from MJP, any of the rights, properties or assets set forth or described in paragraphs (i) through (xxvi) below (the rights, properties and assets excluded by this Section 2.1(c) from the Business Assets being referred to herein as the “Excluded Assets”):

(i)       all corporate books and records, accounting records and tax records, the Business Records and all records prepared in connection with the sale of the Business Assets or the Sputter Tools (subject to the Buyer Group’s rights related to access to information pursuant to Section 5.5(b)), but excluding the Transferred Employee Records and the Transferred Business Records;

(ii)      all contracts other than the Business Contracts, the Leases and the Transferred Employee Contracts;

(iii)     all Finished Goods and the Consigned Assets;

(iv)     all personal productivity assets associated with employees that are not Transferred Employees including their personal data assistants, cellular phones and personal computers;

(v)      the Wada Site;

(vi)     all Probe Assets;

(vii)    all Probe Cards;

(viii)   all Masks;

(ix)     all Retained Spare Parts;

(x)      all Intellectual Property (including software) and rights with respect thereto, but subject to the licenses and any other rights pursuant to the TTLA in accordance with and subject to the terms and conditions of such agreement;

(xi)      all rights of MJP under Intellectual Property license agreements with Micron or third parties, but subject to the licenses and any other rights pursuant to the TTLA in accordance with and subject to the terms and conditions of such agreement;

(xii)     all enterprise and telecommunications software and equipment, applications, systems, databases and networks, IT systems, desktop computer software, database software and general software development or control system tools or environments, including all sales management, engineering, materials and business planning software, other than the licenses to Intellectual Property of Micron or any subsidiary thereof and other rights granted pursuant to the Services Agreements, the Site License Agreements and the TTLA, in each case, in accordance with and subject to the terms and conditions of such agreements;

(xiii)    all cash, cash equivalents, intercompany receivables, bank deposits or similar cash items;

(xiv)    all accounts and notes receivable;

(xv)     all rights to and under insurance contracts and insurance, including claims and rights of proceeds thereunder;

(xvi)    all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to (i) any of the Excluded Assets or Excluded Liabilities, or (ii) to the Business or the Business Assets to the extent arising prior to the Closing;

(xvii)   all rights, properties, and assets which have been used in the Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of in the Ordinary Course of Business after the date hereof and prior to the Closing and not in violation of the terms of this Agreement;

(xviii)  all signage, sales and marketing materials, pamphlets and literature and other materials that include the Micron or MJP name, logo or trademarks;

(xix)   all Tax assets and all rights to or claims for refund of or credits for Taxes (including penalties) paid by any member of the Seller Group;

(xx)     all Non-Assignable Assets and all rights thereto and thereunder with respect to which the consent for conveyance, assignment, transfer or delivery has not been obtained from the counterparty(ies), but subject to Section 2.6 hereof;

(xxi)    all rights, claims or causes of action of the Seller Group arising under this Agreement and the Ancillary Agreements;

(xxii)   all capital stock, equity interests and other securities of any Person owned by any member of the Seller Group;

(xxiii)  all bank accounts other than the Bank Accounts;

(xxiv)  all Permits other than Exclusive Permits;

(xxv)   all other assets, properties, interests and rights of MJP that are not primarily related to the Business; and

(xxvi)  all rights and interests to and under the assets set forth on Schedule 2.1(c)(xxvi).

(d)           Assumed Liabilities.  On the Closing Date, pursuant to and by virtue of the Company Split, Newco shall accept, assume and agree to pay, perform or otherwise discharge, as applicable, the Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means all Liabilities set forth or described in paragraphs (i) through (v) below, and for the avoidance of doubt, any Liabilities that are not set forth or described in paragraphs (i) through (v) below shall not constitute Assumed Liabilities:

(i)       all Liabilities arising out of Newco’s ownership of the Business Assets and the operation or conduct of the Business by Newco from and after the Closing;

(ii)      all Liabilities incurred under the Business Contracts and Leases from and after the Closing;

(iii)     the Transferred Employee Liabilities;

(iv)     all Payables incurred from and after the Closing; and

(v)      all Liabilities set forth on Schedule 2.1(d)(v).

(e)           Excluded Liabilities.  Newco shall not by virtue of the Company Split assume or be obligated to pay, perform or otherwise discharge the Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” means all Liabilities set forth or described in paragraphs (i) through (vii) below (except in each case for the Assumed Liabilities):

(i)       all Liabilities arising out of MJP’s ownership of the Business Assets and the operation or conduct of the Business by MJP prior to the Closing;

(ii)      all Liabilities incurred under the Business Contracts and Leases prior to the Closing;

(iii)      all Liabilities incurred in connection with the Excluded Assets, regardless of when incurred (but subject to Newco’s obligations with respect to Non-Assignable Assets under Section 2.6);

(iv)     all Excluded Employee Liabilities;

(v)      all Payables incurred prior to the Closing;

(vi)     all Pre-Closing Environmental Liabilities; and

(vii)    any other Liabilities of Micron, MJP or any of their respective affiliates that are not Assumed Liabilities.

(f)           Master Agreement Prevails over Company Split Plan.  In the event of any conflict or inconsistency between this Agreement or any of the Ancillary Agreements and the Company Split Plan, this Agreement or the Ancillary Agreement, as the case may be, shall prevail over the Company Split Plan.  If the implementation of the Company Split Plan results in any transfers, conveyances or assignments that are not intended by the terms of this Agreement or any of the Ancillary Agreements, or in the failure to occur of any transfers, conveyances or assignments that are so intended, then the Parties will execute and deliver such agreements and other instruments, and take such other actions, as are necessary and appropriate in order to give effect to the intent of the Parties as set forth in this Agreement and in the Ancillary Agreements.

2.2           Share Acquisition.  Subject to the terms and conditions of this Agreement, immediately following the Company Split, MJP shall sell and transfer the Newco Shares to Acquisition Sub free and clear of any Encumbrances (other than any Encumbrances created by the Buyer Group), and Acquisition Sub will purchase the Newco Shares from MJP.

2.3           Aggregate Purchase Price for Share Acquisition.  The consideration to be paid by the Buyer Group on behalf of Acquisition Sub in consideration of the Newco Shares shall consist of (i) $40,000,000 in cash less the Additional Pension Amount, if any (the “Cash Consideration”) and (ii) the issuance by Tower of 19,678,322 ordinary shares, par value NIS 1.00, of Tower (the “Tower Shares”).  The Cash Consideration together with the Tower Shares shall hereinafter be referred to as the “Aggregate Purchase Price.”

2.4           The Closing.

(a)           The Closing.  The closing of the Company Split and the closing of the Share Acquisition (together, the “Closing”) shall take place at the offices of Nagashima Ohno & Tsunematsu, Kioicho Building, 3-12, Kioicho, Chiyoda-ku Tokyo 102-0094, Japan, on June 3, 2011, subject to the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).  If the Closing does not occur on June 3, 2011, the Parties intend for the Closing to take place on the first Business Day of the fiscal month that begins after all the conditions set forth in Article VI hereof are either satisfied or waived (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).  The date on which the Closing occurs is referred to herein as the “Closing Date”. The closing of the Company Split shall take place first by MJP causing the necessary application for the Company Split to be filed with the competent office of the Legal Affairs Bureau.  Immediately after the closing of the Company Split, the closing of the Share Acquisition shall take place.  All proceedings required to be taken and all documents required to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no such proceedings will be deemed to have been taken nor such documents executed or delivered until all have been taken, executed and delivered.  Regardless of the time at which the Closing occurs, the Closing will be deemed for all purposes to have occurred on the Closing Date at 12:00 a.m. local time in Japan.  The Seller Group and the Buyer Group agree and acknowledge, for the avoidance of doubt, that the Closing necessarily comprises the consummation of both the Company Split and the Share Acquisition, and that, subject to the terms and conditions of this Agreement, the parties are obligated to consummate the Share Acquisition immediately following the Company Split.  During the period between the Company Split and the Share Acquisition, Newco shall take only those actions as are necessary to consummate the Closing in accordance with the terms hereof.

(b)           Deliveries by Newco.  At the Closing, Newco shall deliver or cause to be delivered the following (the “Newco Closing Deliverables”):

(i)    to MJP, a duly issued share certificate evidencing the Newco Shares in the name of MJP;

(ii)    a copy of shareholders’ registry of Newco entries for the transfer of the Newco Shares to the Acquisition Sub;

(iii)   to the appropriate counterparties, a duly executed counterpart of:

(1)           a Joinder Agreement;

(2)           the Supply Agreement;

(3)           the Services Agreements;

(4)           the Site License Agreements;

(5)           the TTLA;

(6)           the Credit Support Agreement; and

(7)           the Security Agreements; and

(iv)     all other documents, instruments and writings required to be delivered by Newco at the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Buyer Group or the Seller Group that are reasonably necessary to consummate the transactions contemplated hereby, including minutes of the governing body of Newco approving the transfer of the Newco Shares to Acquisition Sub and the entry by Newco into the applicable Ancillary Agreements.

(c)           Deliveries by the Seller Group.  At the Closing, Micron and/or MJP, as the case may be, shall deliver or cause to be delivered the following (the “Seller Group Closing Deliverables”):

(i)    to Tower and/or the Acquisition Sub (as designated by Tower):

(1)           a copy of the application for the Company Split and a copy of the application for incorporation of Newco, both filed with the competent office of the Legal Affairs Bureau immediately prior to the Closing;

(2)           a duly executed certificate of assignment assigning the Newco Shares to Tower or the Acquisition Sub, as designated by Tower;

(3)           a duly issued share certificate evidencing the Newco Shares endorsed in the name of Tower or Acquisition Sub, as designated by Tower;

(4)           a receipt evidencing payment of the Cash Consideration;

(5)           a receipt evidencing delivery of the Tower Shares (in book entry form if requested by MJP);

(6)           an undertaking to the Israeli Office of the Chief Scientist substantially in the form attached hereto as Exhibit K;

(7)           a list of the Transferred Employee Equity as of the Closing as contemplated by Section 5.8(c) hereof; and

(8)           the Seller Group Certificate;

(ii)    to the appropriate counterparties, a duly executed counterpart of:

(1)           the Supply Agreement;

(2)           the Services Agreements;

(3)           the Site License Agreements;

(4)           the TTLA;

(5)           the Credit Support Agreement;

(6)           the Security Agreements; and

(7)           the SHRRA; and

(iii)      all other documents, instruments and writings required to be delivered by Micron and/or MJP at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and, subject to Section 2.6, all other documents, instruments, declarations, affidavits and writings reasonably requested by the Buyer Group and Newco that are reasonably necessary to consummate the transactions contemplated hereby, including minutes of the governing body of MJP approving the Share Acquisition and entry by MJP into the applicable Ancillary Agreements.

(d)           Deliveries by the Buyer Group.  At the Closing, Tower and/or Acquisition Sub, as the case may be, shall deliver or cause to be delivered the following (the “Buyer Group Closing Deliverables”):

(i)     to MJP:

  (1)           the Cash Consideration by wire transfer in immediately available funds to an account or accounts designated by MJP; and

  (2)           a receipt evidencing delivery of the share certificate evidencing the Newco Shares;

(ii)    to Micron and MJP:

  (1)           evidence reasonably satisfactory to Micron and MJP that the Tower Shares have been issued (in book entry form if requested by MJP) in the name of MJP or its designee, as the case may be;

  (2)           the Buyer Group Certificate;

  (3)           an approval from the Tel Aviv Stock Exchange that the Tower Shares have been listed for trading following their issuance; and

  (4)           approvals from the Israeli Office of the Chief Scientist and Investment Center of the Israeli Ministry of Industry, Trade & Labor for the transfer of the Tower Shares;

(iii)    to Newco, the Capital Contribution;

(iv)    to the appropriate counterparties, a duly executed counterpart of:

  (1)           the Supply Agreement;

  (2)           the Services Agreements;

  (3)           the Site License Agreements;

  (4)           the TTLA;

  (5)           the Credit Support Agreement;

  (6)           the Security Agreements; and

  (7)           the SHRRA; and

(v)      all other documents, instruments and writings required to be delivered by Tower and/or Acquisition Sub, as the case may be, at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by the Seller Group and Newco that are reasonably necessary to consummate the transactions contemplated hereby including minutes of the governing body of Tower and Acquisition Sub approving, as the case may be, the Share Acquisition and entry by Tower and Acquisition Sub into the applicable Ancillary Agreements.

2.5           Further Assurances.  On and after the Closing, upon the reasonable request of a Party, the other Party or Parties shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby.  In this regard, the Seller Group, the Buyer Group and Newco shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to the Parties hereto and their respective successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed under this Agreement, and to assure the assumption by Newco from the Seller Group and their successors and assigns of the Liabilities intended to be assumed by Newco under this Agreement, and to otherwise make effective the transactions contemplated hereby.

2.6           Non-Assignable Assets.

(a)           Nothing in this Agreement or any of the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to convey, assign, transfer or deliver any Business Contract or other Business Asset, including any certificate, approval, authorization or other right, which by its terms or by Law cannot be conveyed, assigned, transferred or delivered without the consent of a third party or a Governmental Entity or is cancelable by a third party or Governmental Entity in the event of any conveyance, assignment, transfer or delivery (each a “Non-Assignable Asset” and collectively, the “Non-Assignable Assets”) unless and until such consent shall have been obtained.

(b)           The Seller Group shall use commercially reasonable efforts to obtain consents to the conveyance, assignment, transfer or delivery of the Non-Assignable Assets prior to the Closing; provided however, except as provided in Section 5.19, the Seller Group shall not be required to pay any fee or make any payment to any third party in order to obtain any such consent (other than fees and payments required to be paid under applicable Law to Governmental Entities, which fees and payments are not material individually or in the aggregate), and the Buyer Group understands and agrees that, except as provided in Section 6.2(g), the obtaining of any such consent is not a condition to the Buyer Group’s obligation to effect the Closing.

(c)           To the extent permitted by applicable Law or the terms of the applicable Non-Assignable Asset, in the event that written consents to any conveyance, assignment, transfer or delivery of any Non-Assignable Assets cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by the Seller Group in trust for Newco and the covenants and obligations thereunder shall be performed by Newco at its expense in the Seller Group’s name and all benefits and obligations existing thereunder shall be for Newco’s account.  In such case, the Seller Group shall take or cause to be taken at Newco’s expense such actions in its name or otherwise as Newco may reasonably request so as to provide Newco with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and the Seller Group shall promptly pay over to Newco all such money or other consideration received by it in respect of all Non-Assignable Assets.

(d)           In the event that written consents to the conveyance, assignment, transfer or delivery of any Non-Assignable Assets cannot be obtained prior to the Closing, as of and from the Closing Date, the Seller Group on behalf of itself and its affiliates authorizes Newco, to the extent permitted by applicable Law and the terms of such Non-Assignable Assets, at Newco’s expense, to perform all the obligations and receive all the benefits of the Seller Group or its affiliates under such Non-Assignable Assets.

(e)           Notwithstanding anything in this Agreement to the contrary, unless and until any written consent necessary for the conveyance, assignment, transfer or delivery of any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Business Asset for any purpose under this Agreement, and the failure of any such written consent to be obtained or the failure of any such Non-Assignable Asset to constitute a Business Asset or any circumstances resulting therefrom shall not constitute a Seller Group Material Adverse Effect or a breach by the Seller Group of any representation, warranty, covenant or agreement contained in this Agreement.

(f)           During the 12 month period following the Closing, the Buyer Group, Newco and the Seller Group shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any remaining consents necessary to convey, assign, transfer or deliver to Newco any Non-Assignable Assets, and upon obtaining any such consent, the Non-Assignable Asset shall be deemed a Business Asset hereunder and shall be promptly conveyed, assigned, transferred and delivered to Newco.

2.7           Taxes.  The Seller Group shall pay all applicable stamp and real estate registration Taxes that may be imposed, assessed or payable by reason of the Company Split (the “Split-Related Taxes”).  Except for the Split-Related Taxes and as otherwise set forth in this Agreement, all applicable Taxes (including income Taxes) and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby shall be borne by the Parties upon which such Taxes are imposed.

2.8           Adjustments to Stock Consideration.  The Tower Shares shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ordinary shares of Tower), reorganization, recapitalization, reclassification or other like change with respect to ordinary shares of Tower occurring or having a record date on or after the date hereof and prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

The Seller Group hereby represents and warrants to the Buyer Group, as of the date of this Agreement, that except as set forth in the Business Disclosure Schedule provided by the Seller Group to the Buyer Group on the date hereof (the “Business Disclosure Schedule”) (as to which the Buyer Group acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule):

3.1           Organization, Qualification and Corporate Power.  Each of Micron and MJP is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted and to own and use its assets.  Upon formation, Newco will be a corporation duly organized, validly existing and in good standing (if applicable) in compliance with the Shinsetsu Bunkatsu corporate split procedures as required and set forth under the laws of Japan and the Company Split Plan and will have all requisite corporate power and authority to carry on its business and to own and use its assets.  At or prior to the Closing, the Seller Group will have made available to Buyer Group: (i) copies of the organizational documents of Newco, including, if applicable, all amendments thereto; (ii) the stock records of Newco; and (iii) copies of the minutes of the meetings at which actions were taken or any actions taken by written consent without a meeting of the stockholders of Newco, the board of directors of Newco and all committees of the board of directors of Newco (if any), to the extent, in the case of the documents described in clauses (i) through (iii), such documents are required to be prepared and maintained under applicable Law.  As of the Closing Date, the stock records of Newco will be accurate, up-to-date and complete in all material respects, and Newco will not be in violation of its organizational documents.  Each of Micron and MJP is qualified to conduct business and is in good standing (if applicable) in each jurisdiction in which such qualification is required other than such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Group Material Adverse Effect.  Immediately prior to the Share Acquisition, (i) all of the outstanding shares of capital stock of Newco will have been duly authorized and validly issued and will be fully paid and nonassessable; (ii) MJP will own all of the outstanding shares of capital stock of Newco, free and clear of: (A) any Encumbrances, (B) any outstanding subscription, option, call, warrant or stock appreciation right or other similar right (whether or not currently exercisable), restricted stock award, restricted stock unit award, performance stock award or performance cash award; (C) any outstanding security, instrument or obligation that is or would be convertible into or exchangeable for any shares of Newco; and (D) any contract or rights under applicable law under which Micron, MJP or Newco is or may become obligated to sell or otherwise issue any shares of Newco’s capital stock or any other securities (other than the terms hereof); and (iv) there will be no agreement in place to which Micron or MJP is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of the capital stock of Newco other that pursuant to the terms of this Agreement or any Ancillary Agreement.

3.2           Authorization of Transaction.  Each of Micron and MJP has (and upon formation Newco will have) all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, including the Company Split.  The execution and delivery by each of Micron, MJP and Newco of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by each of Micron, MJP and Newco of the transactions contemplated hereby and thereby, including the Company Split, have been or will be duly and validly authorized by all necessary corporate action on the part of each such Party.  This Agreement and the Ancillary Agreements to which any of Micron, MJP or Newco is or will be a party have been or will be duly and validly executed and delivered by such Party and (assuming due authorization, execution and delivery by the applicable members of the Buyer Group) constitute or, upon execution and delivery, will constitute valid and binding obligations of such Party, enforceable against such Party in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3           Noncontravention.  Subject to compliance with the pre-facto filing requirement in respect of the Company Split under the Foreign Exchange and Trade Act of Japan, neither the execution and delivery by any of Micron, MJP or Newco of this Agreement or the Ancillary Agreements to which it is or will be a party, nor the consummation by any of Micron, MJP or Newco of the transactions contemplated hereby or thereby, including the Company Split, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws or similar organizational documents of any such Party, (b) require on the part of any such Party any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), other than any filing, permit, authorization, consent or approval which is not material in nature or which is required to transfer any Exclusive Permits to Newco, (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any material obligations under, create in any party the right to terminate, modify any provision or cancel, revoke, withdraw or suspend, or require any notice, consent, permit, authorization, approval or waiver under, any material Business Contract (including for purposes of this clause (c) those Non-Assignable Assets for which any necessary consent for the conveyance, assignment, transfer or delivery thereof is not obtained), (d) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Business Assets, (e) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to any of the Business Assets or the Business, except for any such violations that are not material in nature, or (f) result in the transfer of any material Business Asset to any Person except as contemplated by this Agreement and the Ancillary Agreements.

3.4           Inventory.  The Inventory has been maintained in the Ordinary Course of Business, is of good and merchantable quality and is in a condition useable, leaseable or saleable in the Ordinary Course of Business, subject to reasonable and good faith allowances for excess and obsolete items

3.5           Suppliers.  Section 3.5 of the Business Disclosure Schedule sets forth a list of the top ten (10) suppliers of the Business based on amounts paid for the last completed fiscal year of the Business.  As of the date hereof, the Seller Group has not received any written notice from any such supplier indicating that any supplier plans to cease dealing with the Fab or otherwise materially reduce the volume of business transacted by such supplier with the Fab below historical levels.

3.6           Absence of Changes.  Since March 3, 2011 until the date hereof, (i) the Business has been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been:

(a)           any change in the compensation and benefits structure applicable to the Business Employees;

(b)           any material loss, damage or interruption in the use of, or destruction of, any of the Business Assets or Sputter Tools;

(c)           any entering into by Micron or MJP with respect to the Business of any (i) indebtedness for borrowed money, or guarantee for any such indebtedness, or (ii) material lease;

(d)           any acquisition by Micron or MJP of any material assets (tangible or intangible) primarily related to the Business for a purchase price exceeding $5,000,000 (other than the acquisition of raw materials or supplies in the Ordinary Course of Business);

(e)           any sale, transfer or other disposition by Micron or MJP of any material assets primarily related to the Business (other than the sale of finished goods inventory in the Ordinary Course of Business, scrapped inventory and the disposal of obsolete equipment consistent with past practice);

(f)           any pledge by Micron or MJP of any material Business Assets, nor any Encumbrance on any material Business Assets, except for Permitted Encumbrances;

(g)           entering into by Micron or MJP of any binding agreement to take any of the actions referred to in the foregoing clauses (c) through (f); or

(h)           any Seller Group Material Adverse Effect.

3.7           Title to and Condition of Tangible Assets.  MJP (and in the case of the Business Tools, Micron) has, and as of immediately prior to the Closing MJP will have, good and valid title to, or a valid and binding leasehold interest or license in, all tangible personal property included in the Business Assets, free and clear of any Encumbrance other than Permitted Encumbrances. Micron has, and immediately prior to any transfer pursuant to Section 5.10(b) will have, good and valid title to the Sputter Tools, free and clear of any Encumbrance other than Permitted Encumbrances

3.8           Sufficiency of Assets.  Except for (i) the Excluded Assets (without giving effect to (a) any change in the composition of the contracts that constitute Business Contracts and Leases that occurs between the date hereof and the Closing and (b) any transfer of disposition of those assets described in Section 2.1(c)(xvii)), (ii) the assets, rights and services to be provided pursuant to Section 2.6 (with respect to Non-Assignable Assets for which any necessary consent for the conveyance, assignment, transfer or delivery thereof is not obtained), the Services Agreements, the Site License Agreements and the other Ancillary Agreements, and (iii) any general corporate or administrative services provided to the Business by the Seller Group, the Business Assets and the Permits include all of the material assets sufficient for the conduct of the Business by the Buyer Group immediately following the Closing in substantially the same manner as presently conducted by MJP.

3.9           Real Property.  MJP holds fee simple title to all Owned Real Property, free and clear of any Encumbrance (other than Permitted Encumbrances).   MJP has a valid leasehold interest in all the Leased Real Property free and clear of any Encumbrance (other than Permitted Encumbrances).  To the knowledge of the Seller Group each Lease is, as of the date hereof legal, valid, binding and enforceable against MJP and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable or similar remedies.  Neither MJP nor to the knowledge of the Seller Group, any other party thereto, is, as of the date hereof, in material breach or violation of, or material default under, any such Lease. No Owned Real Property or Lease has been assigned or is subject to any lease or sublease, nor has any person been granted the right to use or occupy such Lease or any portion thereof, as applicable, and no Person (other than the Business) is in possession of any portion of the Owned Real Property or the Leased Real Properties.   The Seller Group has not received written notice from any Governmental Entity (i) of any condemnation or eminent domain proceeding pending or threatened against the Owned Real Properties or the Leased Real Properties or any part thereof or (ii) that any condition on or improvements located on any of the Owned Real Properties or the Leased Real Properties are in material violation of any applicable building codes, zoning or land use laws, or any other Law affecting the property.  Each Lease has not been improperly terminated or MJP has not given written notice of its intention to cancel, terminate or not to renew any Lease.  As of the date hereof, to the knowledge of the Seller Group (with respect to clause (x) below, after reasonable inquiry involving a physical inspection of the Fab), the recent natural disasters which occurred in Japan in March 2011 have not adversely affected in any material respect (x) the physical condition of the Owned Real Property, the Leased Real Property or the Business Tangible Personal Property, taken as a whole, or (y) the supply of materials to the Fab.

3.10           Business Contracts.  MJP has made available to the Buyer Group a complete and accurate copy of each Business Contract, including all amendments thereto.  With respect to each material Business Contract listed on Schedule 1.13, to the knowledge of the Seller Group: (i) the contract is legal, valid, binding and enforceable against MJP, and to the knowledge of the Seller Group, the other parties thereto, and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable or similar remedies; (ii) neither MJP nor any other party thereto, is in material breach or violation of, or material default under, any such material Business Contract; (iii) no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any material Business Contract, (B)  give any party to a material Business Contract the right to accelerate the maturity or performance of any material Business Contract, or (C) give any party the right to cancel, terminate or materially modify any material Business Contract; (iv) no member of the Seller Group has received any written notice of a material violation or breach of, or material default under, any material Business Contract; and (v) no member of the Seller Group has waived any of Seller Group’s material rights under any material Business Contract.

3.11           Compliance with Laws; Litigation.  The Seller Group is in compliance in all material respects with all Laws applicable to the Business, except where the failure to be in compliance would not reasonably be expected to have a Seller Group Material Adverse Effect.  The Seller Group has not, (a) received any written notice from any Governmental Entity alleging any actual or possible violation of, or failure to comply with any provision of, any Law; or (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible violation of, or failure to comply with any provision of, any Law, and there is no such notice outstanding or unresolved, except in the case of (a) or (b) for any such violation or failure to comply as would not reasonably be expected to have a Seller Group Material Adverse Effect. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of the Seller Group, investigation, in each case of the foregoing, that is material, before any Governmental Entity (a “Legal Proceeding”) which is pending or, to the knowledge of the Seller Group, threatened against any member of the Seller Group primarily related to the Business.

3.12         Employee and Labor Matters.

(a)           Schedule 1.16 is a true and correct list of the Business Employees.

(b)           There are no collective bargaining agreements or other labor union or works council agreements or arrangements with respect to the Business to which the MJP is a party (each a “Labor Agreement”), nor is any such Labor Agreement currently being negotiated, nor is there any current request for MJP to bargain with any labor organization or works council or similar representative, nor are any labor organizations, works councils or similar organizations representing, purporting to represent or seeking to represent any Business Employees of MJP.

(c)           As relates to the Business, MJP has not had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action or union labor dispute in the past three (3) years.

(d)           As relates to the Business and the Transferred Employees, the Seller Group, (i) is, and at all times since January 1, 2008, has been, in material compliance with all applicable Laws and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, employee benefits, hours or other labor-related matters, including Laws relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees; (ii) has withheld and reported in all material respects all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has no material liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, national insurance, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)           Set forth on Section 3.12(e) of the Business Disclosure Schedule is a summary which accurately sets forth in all material respects, with respect to each Business Employee (including any such employee who is on a leave of absence):

(i)       the employee number of such employee;

(ii)      such employee’s title; and

(iii)     such employee’s annualized base salary.

(f)           Section 3.12(f) of the Business Disclosure Schedules accurately identifies as of the date hereof the number of Business Employees who are not fully available to perform work because of long-term disability or other long-term leave.

(g)           To the Seller Group’s knowledge, no Business Employees are in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to (i) the right of any such employee to be employed by MJP or (ii) the use of trade secrets or proprietary information of others.

(h)           There is no Legal Proceeding which is pending or, to the Seller Group's knowledge, currently threatened, in respect of the Business and relating to (a) unfair labor practice or complaints, (b) any claims for unpaid wages, including overtime allowances or (c) harassment of any kind.

3.13         Employee Benefit Plans.

(a)           Section 3.13(a) of the Business Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all written employee benefit plans, and any other material written incentive compensation or employee benefit plan, arrangement or agreement (including the Retirement Allowance Plan, retention, change in control, severance, retirement, disability, fringe benefit, deferred compensation, bonus or other incentive compensation and stock option, purchase or other equity-based plans, agreements and arrangements) relating to the employees of MJP, but excluding payroll practices and plans, agreements and arrangements that are mandated by Law (collectively, the “Business Benefit Plans”).

(b)           The Seller Group has made available to Buyer Group or Buyer Group’s legal advisor copies of all Business Benefit Plans.  The Business Benefit Plans were duly adopted by the Seller Group. The Seller Group has neither agreed nor committed to (i) establish or enter into any new employee benefit plans or programs that would be Business Benefit Plans if adopted, or (ii) modify any Business Benefit Plans (except as required to conform with applicable Law as previously disclosed to Seller Group or as contemplated by this Agreement).

(c)           The Seller Group has performed all material obligations required to be performed by it under the Business Benefit Plans, and to the knowledge of the Seller Group there has been no material default or violation by any other party of the terms of any Business Benefit Plan. Each Business Benefit Plan has been established and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable Laws, and all applicable collective bargaining agreements.

(d)           There are no material claims or Legal Proceedings pending, or, to the knowledge of the Seller Group, threatened, against any Business Benefit Plan or against the assets of any Business Benefit Plan other than in the Ordinary Course of Business.

(e)           There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Seller Group, threatened by any Governmental Entity with respect to any Business Benefit Plan.

(f)            The Seller Group has not in the last three years incurred any material penalty with respect to any Business Benefit Plan under any applicable Law.

(g)           The amount of pension and retirement liability for MJP set forth in the September 2, 2010 audited financial statements of Micron was ¥5,920,856,847, and except as set forth on Section 3.14(g) of the Business Disclosure Schedule, from September 2, 2010 through the date of this Agreement, there has not been any material change in any actuarial or other assumption used to calculate such pension and retirement liability, provided that the Seller Group has only considered the operation of MJP as currently operated by the Seller Group and has not considered, and has no obligation hereunder, to consider (i) any impact of the Share Acquisition contemplated herein and (ii) any plans that Buyer Group may have for the operation of the Business following the Share Acquisition. Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will constitute an event under the Retirement Allowance Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits thereunder with respect to any Transferred Employee. To MJP’s knowledge, as of the date hereof none of the Transferred Employees or Other Transferred Employees intend to retire from their positions with MJP prior to commencing employment with Newco as contemplated by Section 5.8(a).

(h)           Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will constitute an event under any Business Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Transferred Employee.

(i)            The representations and warranties in this Section 3.13 are intended to be the sole representations and warranties made by the Seller Group with respect to Business Benefit Plans.  No other representations or warranties made by the Seller Group in this Agreement shall be construed as applying to Business Benefit Plans.

3.14         Environmental Matters.

(a)           Other than as would not reasonably be expected to have a Seller Group Material Adverse Effect, with respect to the Business, MJP has complied with all applicable Environmental Laws.   There is no pending or, to the knowledge of the Seller Group, threatened civil or criminal litigation, written notice of violation, or formal administrative proceeding by any Governmental Entity, relating to any Environmental Laws involving the Business, and there is no other pending action, suit, proceeding, claim, or arbitration arising from an alleged violation of Environmental Laws against MJP with respect to the Business or, to the knowledge of the Seller Group, any pending investigation by a Governmental Entity, with respect to Environmental Matters involving the Business.

(b)           Section 3.14(b) of the Business Disclosure Schedule lists all of the Environmental Permits currently held by MJP relating to the Business, and MJP possesses those Environmental Permits required to operate the Business.

(c)           As of the date hereof, the Seller Group has not received any written notice from a Governmental Entity that alleges that MJP or MJP’s conduct of the Business is violating in any material respect any Environmental Laws.

(d)           MJP has made available to the Buyer Group or the Buyer Group’s legal advisor all material Phase 1 or Phase 2 Environmental Site Assessments in MJP’s possession that have been performed since 2005 with respect to the Owned Real Property and the Leased Real Property.

(e)           Except as has not had or would not reasonably be expected to have a Seller Group Material Adverse Effect, with respect to the Business, to Seller’s knowledge, (i) no Contamination is or has been present on, in or under the Real Property and (ii) no Contamination has migrated, or is reasonably likely to migrate from the Real Property.

(f)           Except as has not had or would not reasonably be expected to have a Seller Group Material Adverse Effect, to Seller’s knowledge, no underground storage tank, surface impoundment, landfill or waste disposal site is present on the Real Property.

(g)           The representations and warranties in this Section 3.14 are intended to be the sole representations and warranties made by the Seller Group with respect to Environmental Matters.  No other representations or warranties made by the Seller Group in this Agreement shall be construed as applying to Environmental Matters.

3.15           Permits.  MJP owns, holds or possesses all material permits, licenses, franchises or authorizations required by any Governmental Entity for the conduct or operations of the Business as currently conducted (collectively, the “Permits”).  The Permits are valid and in full force and effect in all material respects and MJP is not in material violation of or default under any such Permits. As of the date hereof, the Seller Group has not received any written notice from any Governmental Entity (a) alleging any actual or possible violation of or failure to comply with any term or requirement of any Permit, or (b) regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

3.16           Certain Business Practices.  As regards the Business, the Seller Group has not: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

3.17           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Group.

3.18           Investment Representations.

(a)           Each member of the Seller Group hereby acknowledges that the Tower Shares have not been registered under the Securities Act and that they are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon their representations and warranties contained in this Agreement.  Accordingly, and except as the SHRRA provides otherwise, each member of the Seller Group hereby represents and warrants as follows:

(i)      Economic Risk.  It is capable of evaluating the merits and risks of its investment in Tower and has the capacity to protect its own interests.  It may not sell, pledge or otherwise transfer or hypothecate any interest in the Tower Shares unless the Tower Shares are registered pursuant to the Securities Act or an exemption from such registration is available under the Securities Act, and in the absence of such registration or exemption, it must bear the economic risk of this investment indefinitely.  It understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow it to transfer all or any portion of the Tower Shares under the circumstances, in the amounts or at the times it might propose.

(ii)      Acquisition for Own Account.  It is acquiring the Tower Shares for its own account for investment only, and not with a view towards their distribution or resale, without prejudice, however, to its right, at all times, to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable securities Laws.  Nothing contained herein shall be deemed a representation or warranty by it to hold the Tower Shares for any period of time.

(iii)      Status.  It is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(iv)     Protecting Its Interest.  By reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(v)      General Solicitation.  It is not purchasing the Tower Shares as a result of any advertisement, article, notice or other communication regarding the Tower Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(vi)     Purchaser Information.  It has had an opportunity to discuss Tower’s business, management and financial affairs with directors, officers and management of Tower and has had the opportunity to review Tower’s operations and facilities.  It has also had the opportunity to ask questions of and receive answers from, Tower and its management regarding the terms and conditions of this investment.

(vii)    Rule 144.  It acknowledges and agrees that the Tower Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  It has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about Tower and the resale occurring following the required holding period under Rule 144.

(b)           The members of the Seller Group further acknowledge and understand that the certificate evidencing the Tower Shares shall be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS EITHER IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS (OTHER THAN WITH RESPECT TO A SALE PURSUANT TO RULE 144 UNDER THE ACT, PROVIDED THAT THE ISSUER SHALL HAVE RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH EXEMPTION UNDER RULE 144).  IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

3.19           Disclaimer of Warranties.  (A) EXCEPT AS EXPRESSLY CONTAINED IN THIS ARTICLE III OR THE ANCILLARY AGREEMENTS, NEITHER ANY MEMBER OF THE SELLER GROUP NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) ON BEHALF OF ANY MEMBER OF THE SELLER GROUP, ANY OF ITS SUBSIDIARIES, ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES REGARDING THE BUSINESS, THE BUSINESS ASSETS, THE ASSUMED LIABILITIES, THE NEWCO SHARES OR THE VALUE OF ANY OF THE FOREGOING, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, (B) EXCEPT IN THE CASE OF FRAUD, EACH MEMBER OF THE SELLER GROUP HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY MEMBER OF THE BUYER GROUP OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OF ANY MATERIAL, DOCUMENTATION OR OTHER INFORMATION DURING THE COURSE OF DUE DILIGENCE OR THE NEGOTIATION PROCESS (INCLUDING ANY PROJECTIONS, ESTIMATES OR BUDGETS), (C) NEITHER ANY MEMBER OF THE SELLER GROUP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES UNDERTAKE ANY LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT TO THIS AGREEMENT (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (D) EXCEPT AS SET FORTH IN ARTICLE III, THE BUYER GROUP ACKNOWLEDGES THAT THE BUSINESS ASSETS ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND THE BUYER GROUP IS PURCHASING AND ACQUIRING THE BUSINESS ASSETS AND THE NEWCO SHARES AND ASSUMING THE ASSUMED LIABILITIES ON THAT BASIS PURSUANT TO THE BUYER GROUP’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO THE BUSINESS, THE BUSINESS ASSETS AND THE ASSUMED LIABILITIES TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

The Buyer Group represents and warrants to the Seller Group, as of the date of this Agreement, as follows:

4.1           Organization and Corporate Power.  Each member of the Buyer Group is a corporation duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on the businesses in which it is engaged as currently conducted and to own and use the properties owned and used by it.

4.2           Authorization of Transaction.  Each member of the Buyer Group has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each member of the Buyer Group of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by each member of the Buyer Group of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each member of the Buyer Group and, without derogating from the foregoing, other than the approval of the board of directors of Tower (which approval has been obtained on or prior to the date hereof), no further action or approval by Tower and/or its audit committee and/or its shareholders is necessary or required under Israeli law for the execution, delivery or performance of this Agreement and the Ancillary Agreements.  This Agreement and the Ancillary Agreements to which any member of the Buyer Group is or will be a party have been or will be duly and validly executed and delivered by such member of the Buyer Group and (assuming due authorization, execution and delivery by the Seller Group and Newco) constitute or, upon execution and delivery, will constitute valid and binding obligations of such member of the Buyer Group, enforceable against such member of the Buyer Group in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3           Noncontravention. Subject to compliance with the pre-facto filing requirement in respect of Acquisition Sub under the Foreign Exchange and Trade Act of Japan, the execution and delivery by any member of the Buyer Group of this Agreement or the Ancillary Agreements to which it is or will be a party, nor the consummation by any member of the Buyer Group of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws or similar organizational documents of any member of the Buyer Group, (b) require on the part of the Buyer Group any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than the approval of the  Israeli Office of the Chief Scientist and the Investment Center of the Israeli Ministry of Industry, Trade & Labor, and other than any filing, permit, authorization, consent or approval which is not material in nature, (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of any material obligations under, create in any party the right to terminate, modify any provision or cancel, revoke, withdraw or suspend, or require any notice, consent, permit, authorization, approval or waiver under, any material contract or instrument to which any member of the Buyer Group is a party or by which it is bound or to which any of its material assets are subject, or (d) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer Group or any of its properties or assets, except for any such violations that are not material in nature.

4.4           Capitalization.

(a)           The authorized share capital of Tower consists of 1,100,000,000 shares of Tower ordinary shares. As of the date hereof: (i) 295,152,170 Tower ordinary shares were issued and outstanding, of which no shares were unvested or were subject to any repurchase rights, risk of forfeiture or other similar condition in favor of Tower; (ii) 104,288,895 Tower ordinary shares were issuable upon the exercise of warrants that were issued and outstanding; (iii) 64,135,965 Tower ordinary shares were issuable upon the exercise of options that were issued and outstanding; (iv) 131,677,690 Tower ordinary shares were issuable upon the conversion of convertible debentures that were outstanding; and (v) 398,911,587 Tower ordinary shares were issuable upon the conversion of capital notes that were outstanding. As of the date of this Agreement, in the aggregate, 7,053,857 Tower ordinary shares were reserved for future issuance pursuant to Tower's equity incentive plans.

(b)           All the issued and outstanding shares of capital stock of Tower have been duly authorized and validly issued and are fully paid and nonassessable.

(c)           (i) None of the outstanding shares of capital stock of Tower is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of the capital stock of Tower is subject to any right of first refusal or similar right in favor of Tower; and (iii) other than as set forth on Schedule 4.4(c), there is no agreement in place relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of Tower.

(d)           Except for options, rights, securities and plans referred to in Section 4.4(a), and other than (x) as set forth on Schedule 4.4(d) and (y) pursuant to Tower’s agreement with YA Global Master  SPV Ltd. dated August 2009, as amended, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Tower or any subsidiary of Tower; (ii) outstanding restricted stock awards, restricted stock unit awards, performance stock awards or performance cash awards; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Tower or any subsidiary of Tower; (iv) contract under which Tower or any subsidiary of Tower is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the knowledge of the Buyer Group, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock of Tower or other securities of Tower.

(e)           All outstanding shares of capital stock, convertible debentures, capital notes, options, warrants, stock appreciation rights and other securities or equity interests of Tower have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

4.5           Tower Shares.  The Tower Shares have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, shall be validly issued, fully paid and nonassessable and free and clear of all liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other similar restrictions other than restrictions on transfer provided for in the SHRRA and under applicable securities Laws. Assuming the accuracy of the representations and warranties of the Seller Group in Section 3.18 of this Agreement, the offer and sale of the Tower Shares as contemplated by this Agreement is exempt from the registration or prospectus requirements of the Securities Act, the Israeli Securities Law and the securities laws of other jurisdictions.

4.6           SEC Filings; Financial Statements.

(a)           The registration statements, annual and current reports and other documents filed by Tower with the SEC since January 1, 2008 (the “Tower SEC Documents”) constitute all documents that were required to be filed by Tower under the Exchange Act and the Securities Act since that date.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Tower SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Tower SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since January 1, 2008, Tower has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed with the Israeli Securities Authority (the “ISA”) under the Israeli Securities Law 1968 and any regulation promulgated thereunder (the “Israeli Securities Law”) (the forms, statements, reports and documents filed with or furnished to the ISA, the “Tower Israel Reports” and, together with the Tower SEC Documents, the “Tower Reports”).  Each of the Tower Israel Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Israeli Securities Law.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Tower Israel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The audited consolidated financial statements of Tower (together with the notes thereto) contained in the Form 20-F filed by Tower with the SEC on  May 17, 2011 and the unaudited consolidated financial statements of Tower as of and for the three month period ended March 31, 2011 set forth in a press release filed by Tower with the SEC on Form 6-K on May 17, 2011 (the “Unaudited Tower Interim Financials”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present, in all material respects, the consolidated financial position of Tower and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Tower and its subsidiaries for the periods covered thereby (except that the Unaudited Tower Interim Financials may not contain footnotes and are subject to year-end adjustments, which are not reasonably expected to be individually or in the aggregate, material in magnitude).

(c)           Neither Tower nor any of its subsidiaries has any Liabilities of the type required to be included in liabilities in a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the Unaudited Tower Interim Financials, (ii) Liabilities incurred since the date of the balance sheet contained in the Unaudited Tower Interim Financials (the “Balance Sheet Date”) and in the ordinary course of business, (iii) Liabilities incurred in connection with Tower’s performance of its obligations under this Agreement and the transactions contemplated hereby and (iv) Liabilities incurred on or following the date of this Agreement to the extent such Liabilities would not reasonably be expected to have, individually or in the aggregate, a Buyer Group Material Adverse Effect.

4.7           Absence of Certain Changes.  Since the Balance Sheet Date through the date hereof, and except as disclosed in the Tower Reports filed prior to the date hereof, neither Tower nor any of its subsidiaries has: (i) suffered any adverse change with respect to its business, customers, suppliers or financial condition which has had a Buyer Group Material Adverse Effect, (ii) amended its charter or organizational documents, or effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, reorganization, stock split, reverse stock split or similar transaction, (iii) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP, (iv) declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchased or otherwise acquired, directly or indirectly, any shares of its capital stock or securities convertible into or exercisable or exchangeable for shares of its capital stock, (v) issued, granted, delivered or sold any shares of capital stock except ordinary shares of Tower issued (A) upon conversion of convertible debentures or capital notes or upon exercise of options or warrants, in each case outstanding on the date of this Agreement and disclosed in Section 4.4(a) or Section 4.4(d) hereof or (B) pursuant to the exercise of employee stock options granted pursuant to the terms of Tower’s equity incentive plans in effect on the date of this Agreement and out of the authorized share reserve under such plans disclosed in Section 4.4(a), (vi) issued, granted, delivered or sold any securities convertible into or exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, any shares of its capital stock except options exercisable for ordinary shares of Tower granted to employees or directors of Tower or its subsidiaries pursuant to the terms of Tower’s equity incentive plans in effect on the date hereof and out of the authorized share reserve under such plans disclosed in Section 4.4(a), (vii) sold, leased, licensed or otherwise disposed of or encumbered any of its properties or assets that are material to Tower and its subsidiaries, taken as a whole, other than sales and nonexclusive licenses of Tower products in the ordinary course of business consistent with its past practice, (viii) acquired any material equity interest or voting interest in any material entity, (ix) been subject to any Legal Proceeding  the outcome of which would reasonably be expected to have, individually or in the aggregate, a Buyer Group Material Adverse Effect, (x) received a written claim by a third party in which the commencement of a Legal Proceeding involving damages for greater than $5,000,000 is threatened or (xi) authorized or entered into any agreement to take any of the actions referred to in the foregoing clauses (ii) through (xi), other than this Agreement.

4.8           Compliance with Laws; Legal Proceedings.  The Buyer Group is in compliance in all material respects with all Laws, except where the failure to be in compliance would not reasonably be expected to have a Buyer Group Material Adverse Effect.  The Buyer Group has not, (a) received any written notice from any Governmental Entity alleging any actual or possible violation of, or failure to comply with any provision of, any Law; or (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible violation of, or failure to comply with any provision of, any Law, and there is no such notice outstanding or unresolved, except in the case of (a) or (b) for any such violation or failure to comply as would not reasonably be expected to have a Buyer Group Material Adverse Effect. Except as disclosed in the Tower SEC Documents, there are no material Legal Proceedings of any nature that are pending or, to the knowledge of the Buyer Group, threatened against or relating to the Buyer Group.

4.9           Financing.  The Buyer Group has sufficient funds available to pay the Cash Consideration and any expenses incurred by the Buyer Group in connection with the transactions contemplated by this Agreement.  Each member of the Buyer Group will have sufficient resources (financial or otherwise) to perform its respective obligations hereunder and under the Ancillary Agreements as they become due, and no member of the Buyer Group has incurred and will not incur any obligation, commitment, restriction or Liability of any kind, absolute or contingent, which would materially impair or adversely affect such resources.

4.10           Certain Business Practices.  The Buyer Group has not: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

4.11           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Group.

4.12           Disclaimer of Warranties.  (A) EXCEPT AS EXPRESSLY CONTAINED IN THIS ARTICLE IV OR THE ANCILLARY AGREEMENTS, NEITHER ANY MEMBER OF THE BUYER GROUP NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) ON BEHALF OF ANY MEMBER OF THE BUYER GROUP, ANY OF ITS SUBSIDIARIES, ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES REGARDING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, (B) EXCEPT IN THE CASE OF FRAUD, EACH MEMBER OF THE BUYER GROUP HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY MEMBER OF THE SELLER GROUP OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OF ANY MATERIAL, DOCUMENTATION OR OTHER INFORMATION DURING THE COURSE OF DUE DILIGENCE OR THE NEGOTIATION PROCESS (INCLUDING ANY PROJECTIONS, ESTIMATES OR BUDGETS), (C) NEITHER ANY MEMBER OF THE BUYER GROUP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES UNDERTAKE ANY LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT TO THIS AGREEMENT (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (D) THE SELLER GROUP ACKNOWLEDGES THAT MJP (OR ITS DESIGNEE) IS PURCHASING AND ACQUIRING THE TOWER SHARES PURSUANT TO THE SELLER GROUP’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.

ARTICLE V
COVENANTS

5.1           Closing Efforts.  Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.  Without limiting the generality of the foregoing, each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to (i) consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) obtain (A) the consent of any third party that is necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (B) from Governmental Entities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and to promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law.  Notwithstanding the foregoing, no Party shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby other than (i) normal out-of-pocket expenses (such as fees of counsel, accountants and auditors and payments of filing, registration, qualification and similar fees and Taxes for which the Party is responsible hereunder) reasonably necessary to consummate such transactions, (ii) fees and payments required to be paid under applicable Law to Governmental Entities, which fees and payments are not material individually or in the aggregate and (iii) the fees and expenses for, and in connection with obtaining, licenses to the Third Party Software in accordance with Section 5.19.

5.2           Regulatory Matters.  Each of the Parties shall use commercially reasonable efforts to obtain as promptly as reasonably practicable all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

5.3           Company Split.  MJP shall comply with applicable Law in all material respects in effectuating the Company Split, and shall use its commercially reasonable efforts to take such actions as are necessary and appropriate to effect the Company Split in accordance with applicable Law as promptly as reasonably practicable, including providing required notices, effecting required registrations and consulting with the Business Employees and providing requisite notices to the creditors of the Business.  The Parties acknowledge and agree that, as a result of the Company Split, neither MJP nor any other member of the Seller Group shall have to pay stay bonuses, retention bonuses or additional compensation to the Transferred Employees, provided that the foregoing shall not limit MJP’s obligation to satisfy the Excluded Employee Liabilities that are due and owing prior to, or become due and owing at, the Closing.  At the Closing, Acquisition Sub or Tower, on its behalf, shall make a capital contribution or shareholder loan of $10,000,000 (or the Yen equivalent) into Newco (the “Capital Contribution”). Newco shall use at least $3,000,000 (or the Yen equivalent) of the Capital Contribution to satisfy Newco’s short term working capital requirements.  The Parties acknowledge and agree that the Capital Contribution shall be deemed to satisfy the commitment of Tower referenced in paragraph 4 of the Matters Concerning the Probability of the Performance of Liabilities dated April 28, 2011 that was prepared in connection with the Company Split. From and after the Closing, Newco will maintain sufficient resources (financial or otherwise) to perform its obligations hereunder and under the Ancillary Agreements as they become due, and will not incur any obligation, commitment, restriction or Liability of any kind, absolute or contingent, which would materially impair or adversely affect such resources.

5.4           Operation of Business.

(a)           Except as (x) required or contemplated by this Agreement, (y) set forth in Schedule 5.4 hereto or (z) consented to in writing by Tower (such written consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1 hereof, MJP shall use its commercially reasonable efforts to:

(i)      conduct the operations of the Business in the Ordinary Course of Business;

(ii)      conduct the Business in substantially the same manner in which such Business was being conducted as of the date of this Agreement;

(iii)     preserve intact the Business organization and preserve its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other entities having business relationships with the Business and with all relevant Governmental Entities (provided, that, notwithstanding the foregoing, neither MJP nor any other member of the Seller Group shall have to pay stay bonuses, retention bonuses or additional compensation to employees); and

(iv)     promptly notify the Buyer Group of the occurrence of a Seller Group Material Adverse Effect.

(b)           Without limiting the generality of Section 5.4(a), except as set forth on Schedule 5.4 or as otherwise required or contemplated by this Agreement, from the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1 hereof, MJP shall not, without the written consent of Tower (such written consent not to be unreasonably withheld, delayed or conditioned):

(i)       increase the compensation or fringe benefits of, or modify the employment terms and benefits (including pursuant to Employee Equity) of, any Transferred Employee, other than immaterial changes in compensation, fringe benefits, employment terms and other benefits that result from promotions or changes in position that occur following the date hereof in the Ordinary Course of Business;

(ii)      establish or adopt any new employee benefit (including health) or pension plans or employment agreements, other than new hire employment agreements on standard forms;

(iii)     hire any new officer;

(iv)     sell, lease, license or dispose of (x) any tool or equipment primarily related to the Business and having a value in excess of $2,000,000, other than non-functioning or obsolete tools or equipment or (y) any other material Business Assets (other than obsolete inventory);

(v)      mortgage or pledge or subject any material Business Assets to an Encumbrance, other than Permitted Encumbrances;

(vi)     acquire any material Business Tangible Personal Property other than in the Ordinary Course of Business;

(vii)    terminate (except pursuant to its terms) or modify or amend any material Business Contract or Lease;

(viii)   enter into any new material contracts with third parties that are primarily related to the Business other than in the Ordinary Course of Business;

(ix)      cancel or compromise any material debt or claim or waive or release any material rights of the Business, other than debts, claims or rights that are not Business Assets;

(x)       following the formation of Newco and issuance to MJP of the Newco Shares, issue or authorize the issuance of any additional shares of Newco, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of Newco, or amend the organizational documents of Newco; or

(xi)      authorize or enter into an agreement to take any of the actions described in clauses (i) through (x) this Section 5.4(b).

5.5           Access to Information.

(a)           During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, (i) MJP shall afford the Buyer Group and their respective officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the Business Assets and Business Employees, as any member of the Buyer Group may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation or that are imposed by Law) and (ii) Tower shall afford to the Seller Group and their respective officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to information regarding Tower’s business, financial condition and results of operations, as any member of the Buyer Group may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation or that are imposed by Law).  Notwithstanding the foregoing, without the prior written consent of Micron, no member of the Buyer Group shall contact any Business Employee or any suppliers to or customer of the Business in connection with or pertaining to any subject matter of this Agreement or any of the Ancillary Agreements, it being expressly understood that the Parties contemplate that discussions between the Buyer Group and certain key Business Employees and suppliers of the Business will occur prior to the Closing and that MJP will use its commercially reasonable efforts to facilitate such discussions.  For purposes of clarity, the parties agree that if Micron grants its prior written consent for any member of the Buyer Group to contact any suppliers to the Business in connection with or pertaining to any subject matter of this Agreement or any of the Ancillary Agreements in accordance with the foregoing sentence, any additional contact by any such member of the Buyer Group with such supplier for such purposes shall not require additional consent by Micron.

(b)           After the Closing Date, the Seller Group, Newco and the Buyer Group shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation or that are imposed by Law), reasonable access for inspection and copying of all the Business Records and Permits and any other information existing as of the Closing Date and primarily relating to the Business, the Business Assets or the Transferred Employees, and shall use commercially reasonable efforts to make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter with third parties arising out of the subject matter of this Agreement or any of the Ancillary Agreements, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including preparing and filing any Tax Returns and responding to Tax audits or Tax authority disputes and preparing and filing any reports or financial statements with respect to the Business, the Business Assets, the Excluded Assets and the Transferred Employees, (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement or any of the Ancillary Agreements has asserted against the other or (iii) subject to clause (ii) above, perform its obligations under this Agreement or any of the Ancillary Agreements.  The Party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.5 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require Micron or MJP or any of their affiliates to provide access to any Business Records pertaining to their respective Intellectual Property (and tangible embodiments thereof) that do not otherwise constitute Business Assets.  In the event that the Buyer Group will be required under applicable Law to disclose, in its filings with any Governmental Entity, financial information with respect to the Business (including pursuant to Rule 3-05 of Regulation S-X), then, subject to Section 5.20, the Seller Group shall provide the Buyer Group with reasonable access to copies to the Business Records, Permits and such other financial books and records as required by the Buyer Group in order to fulfill its obligations.

5.6           Tax Matters.

(a)           Tax Returns.  Subject to Section 5.6(b) below, MJP will prepare and file all Tax Returns of MJP (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the Business Assets attributable to Pre-Closing Periods (the “MJP Tax Returns”).

(b)           Newco / Acquisition Sub Tax Returns.  Each of Newco and Acquisition Sub, as applicable, will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to its or any of its subsidiary’s ownership or use of the Business Assets or its operation of the Business attributable to Post-Closing Periods (the “Tower Tax Returns”).

(c)           Property Taxes.  In the case of any real or personal property Taxes (or other similar taxes) attributable to the Business Assets for which the corresponding Tax Returns cover both a Pre-Closing Period and a Post-Closing Period and subject to Section 2.7, Newco shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that MJP will reimburse Newco concurrently therewith to the extent that any payment made by Newco relates to a Pre-Closing Period, prorated on a per diem basis.

5.7           Confidentiality.  The terms of the Mutual Non-Disclosure Agreement, dated October 11, 2010, between Micron and Tower (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of the members of the Buyer Group under the Confidentiality Agreement in respect of information relating to the Business Assets and the Assumed Liabilities shall terminate at the Closing.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.

5.8           Employees.

(a)           Other Transferred Employees.  Business Employees who will not, or may not, transfer to Newco as a result of the Company Split that are listed on Schedule 5.8(a) (“Other Transferred Employees”) will receive an employment offer from Newco within fourteen (14) days of the Closing Date, which is consistent with this Section 5.8(a) and with Section 5.8(b), and such offer of employment shall not be subsequently cancelled, amended or withdrawn without the prior written consent of MJP.  In addition, Newco hereby agrees that it will assume, and herby does assume, MJP’s obligation to the Other Transferred Employees under the Retirement Allowance Plan, effective upon each employee’s employment with Newco.  The expected Newco employment date of the Other Transferred Employees is listed on Schedule 5.8(a) and may be accelerated or delayed with the mutual agreement of Newco, MJP and the impacted employee.  Any additional agreements between the parties with respect to the Other Transferred Employees is described in Schedule 5.8(a).

(b)           Terms of Employment and Base Wages.  For two (2) years following the Closing, to the extent the Transferred Employees and Other Transferred Employees remain employed for such period, Newco shall not, and the Buyer Group shall not cause Newco to, lower the base wages of Transferred Employees or Other Transferred Employees, except as part of a bona fide demotion or transfer of a Transferred Employee or Other Transferred Employee to a position with a lower base wage which is conducted in accordance with Law.  Other than as set forth on Schedule 5.8(b), for one (1) year following the Closing, to the extent the Transferred Employees and Other Transferred Employees remain employed for such period, Newco shall keep, and the Buyer Group shall not cause Newco to change, the employment terms of the Transferred Employees or Other Transferred Employees (including without limitation the terms of the Transferred Employee Contracts, the Rules of Employment and any benefit plans not referenced in the Rules of Employment) as they are on the date of the Closing, except as required by Law.  No modification to the terms of employment of the Transferred Employees and Other Transferred Employees contemplated by Schedule 5.8(b) shall be made unless such modification is permitted by, and implemented in accordance with, applicable Law.

(c)           Transferred Employee Equity.  At the Closing, each Micron stock option or restricted stock unit related to a Transferred Employee or Other Transferred Employee that is outstanding as of the Closing (a list of which will be delivered by Micron to Tower at the Closing), whether vested or unvested (the “Transferred Employee Equity”) shall expire pursuant to the terms of Micron’s equity plans either on the Closing Date (with respect to unvested Transferred Employee Equity) or 30 days after the Closing (with respect to Transferred Employee Equity vested on the Closing Date) or 30 days after termination of employment (with respect to Other Transferred Employees) and Micron shall have no further obligations with respect to the Transferred Employee Equity.  Within one hundred twenty (120) days following the Closing Date (or, in the case of Other Transferred Employees, within 60 days of such employee’s start of employment with Newco, if later), Tower shall grant to each Transferred Employee and Other Transferred Employee a new stock option exercisable for 100 ordinary shares of Tower from a Tower equity incentive plan (each, a “New Equity Grant”).  Each New Equity Grant shall vest over not more than four years, with 50% vesting on the second anniversary of the date of grant, and the remaining 50% vesting on the third anniversary of the date of grant.   Each New Equity Grant will have an exercise price equal to the closing price of the Tower ordinary shares on the date prior to the date of grant.  Promptly following the grant date, Tower shall issue to each Transferred Employee with Transferred Employee Equity a document evidencing the New Equity Grant.  In addition, within one hundred fifty (150) days following the Closing Date (or, in the case of Other Transferred Employees, within 60 days of such employee’s start of employment with Newco, if later), Tower will use its best efforts to grant additional equity awards to certain of the Transferred Employees and Other Transferred Employees that Tower considers key to the ongoing operation of the Business.  These additional equity awards will be in such amounts, and will be subject to such terms and conditions, as Tower determines in its discretion.  Tower will take all actions that are necessary and appropriate under applicable Law, including applicable securities laws, to issue the New Equity Grants and the additional equity awards contemplated by this Section 5.8(c).

(d)           No Breach With Consent.  To the extent that Newco has the express written consent of an affected Transferred Employee or Other Transferred Employee, failure of Newco or the Buyer Group to comply with any provision of Section 5.8(a), Section 5.8(b) or Section 5.8(c) with respect to such Transferred Employee or Other Transferred Employee, but only to the extent so consented to by such Transferred Employee or Other Transferred Employee, as the case may be, shall not constitute a breach of such Section 5.8(a), Section 5.8(b) or Section 5.8(c), as the case may be, with respect to such Transferred Employee or Other Transferred Employee, as the case may be, and such failure.

(e)           Information and Consultation.  The Buyer Group and the Seller Group shall provide one another with such information, which information will be materially accurate and complete, and assistance at such times as any Party may reasonably request or as may be necessary for such Party or its subsidiaries to comply with any requirement to consult with the Business Employees and any other Business Employee representatives in connection with the Company Split and the other transactions contemplated hereby.

(f)            Payment for Additional Pension Liability and Accrued Vacation; Reimbursement for Pre-Closing Retirements.  If the Closing does not occur on or prior to June 3, 2011, then at the Closing, the Cash Consideration shall be reduced by $16,000.00 per day for the period beginning (and including) June 4, 2011 and ending on (but not including) the Closing Date, which reduction represents the aggregate additional liability under the Retirement Allowance Plan and vacation pay for the Transferred Employees that will accrue during such period.  In the event that (i) a Business Employee retires or otherwise terminates his or her employment with MJP during the period beginning on the date hereof and ending on (but not including) the Closing Date or (ii) an Other Transferred Employee other than the Other Transferred Employee identified on Schedule 5.8(f) retires or otherwise terminates his or her employment before he or she begins employment with Newco, in either case resulting in any payment to such individual under the Retirement Allowance Plan in connection with such resignation or termination, then the Buyer Group shall reimburse MJP in cash for the aggregate amount of all such payments, which reimbursement will be made in twelve (12) equal monthly payments beginning December 15, 2011.

(g)           Representative Director.  Promptly following the date hereof (and in any event prior to the Closing Date), the Buyer Group shall offer an engagement contract to the MJP representative director listed on Schedule 5.8(g) (the “MJP Representative Director”) to be the representative director of Newco.  The offered contract shall include an offer of compensation substantially consistent with the current compensation of such MJP Representative Director and otherwise be reasonable in terms of typical representative director arrangements in Japan.  Unless this Agreement is terminated pursuant to its terms, such offer of engagement shall not be subsequently cancelled, amended or withdrawn during the 30 day period following the Closing Date without the prior written consent of MJP.  The MJP Representative Director will resign from MJP in connection with the Closing.  MJP has determined that the MJP Representative Director is entitled to a retirement allowance payment for all his credited years of service to MJP pursuant to the Retirement Allowance Plan and this payment shall be made by MJP in connection with the MJP Representative Director’s resignation.  Newco shall reimburse MJP in cash for the amount of such payment, which reimbursement will be made in twelve (12) equal monthly payments beginning December 15, 2011

(h)           Seasonal Bonuses.  If the Closing occurs prior to November 30, 2011, then on or prior to the twentieth (20th) day following the Closing, Micron or MJP will pay Newco ¥175,375,251, reflecting the employer cost of all seasonal bonuses payable to Transferred Employees and Other Transferred Employees (inclusive of associated social/labor insurance and employer taxes) for their service with MJP prior to the Closing; provided that if the Closing does not occur on or prior to June 3, 2011, Micron or MJP will be obligated to pay additionally an amount equal to ¥ 5,314,402 per day for the period beginning (and including) June 4, 2011 and ending (but not including) the Closing Date.  Newco will pay all seasonal bonus amounts to the Transferred Employees (and Other Transferred Employees if employed by Newco at such time) on or prior to the date the seasonal bonuses are due.  Newco shall be solely responsible for any withholding, payroll and similar Taxes pursuant to Japanese Laws that may be imposed on account of any payments described in this Section 5.8(h).

(i)            Notice of Termination / Separation.  For two (2) years following the Closing Date, Newco will provide prompt notice to Micron of any decision to involuntarily terminate, or to seek the voluntary separation of, any Key Employee, which notice to Micron shall be provided promptly following notification of the Key Employee of such termination or separation decision.

(j)            Incentive Plan Bonuses.  If the Closing occurs before August 31, 2011, then not less than ten (10) days prior to the Newco’s regular September pay date (on or about September 25) (the “September Payroll”), Micron or MJP will pay Newco an amount equal to the total cost of the Micron incentive plan bonus that Micron determines in its sole discretion is applicable to the Transferred Employees, Other Transferred Employees and the MJP Representative Director then working for (or, in the case of the MJP Representative Director, under contract with) Newco (inclusive of associated social/labor insurance and employer taxes).  Newco will pay the bonus amounts determined by Micron to the applicable individuals as part of the September Payroll.  Newco shall be solely responsible for any withholding, payroll and similar Taxes pursuant to Japanese Laws that may be imposed on account of any payments described in this Section 5.8(j).

5.9           Use of Seller Group’s Name.

(a)           The Buyer Group and Newco acknowledge that the Seller Group has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “Micron” in any form (the “Seller Group Trade Names”), and to all corporate symbols or logos incorporating “Micron” in any form (the “Seller Group Logos”, and together with the Seller Group Trade Names, the “Seller Group Marks”).  The Buyer Group and Newco shall not use, and the Buyer Group and Newco shall cause their respective affiliates not to use, any Seller Group Marks or any confusingly similar marks in connection with the sale or distribution of any products or services, and if a Business Asset bears a Seller Group Mark, the Buyer Group and Newco shall, prior to the use, sale or distribution of such Business Asset, delete such Seller Group Mark and clearly and prominently indicate that the Business Asset is no longer affiliated with the Seller Group or any of its affiliates.

(b)           Without limiting the generality of the foregoing:

(i)       following the Closing, neither the Buyer Group nor Newco shall use or send any communications (including, without limitation, business cards, letterhead, promotional materials, marketing materials, emails, presentations, or other communications) bearing Seller Group Marks with or to any customers, suppliers or other third parties with which the Buyer Group or Newco does business;

(ii)      promptly, and in any event no later than ten (10) business days, following the Closing, the Buyer Group and Newco shall remove all Seller Group Marks from all buildings, signs and vehicles of the Business, and all electronic databases, web sites, schematics, plans, manuals, drawings and other materials, printed or otherwise (except as expressly provided in sub-section (c) below), machinery, tooling, inventory and the like, in each case which are provided or sent to any customer or supplier or other third parties with which the Buyer Group or Newco does business or to which any such customer, supplier or other third party has access;

(iii)     promptly, and within thirty (30) days following the Closing, the Buyer Group and Newco shall remove all Seller Group Marks from the uniforms and identification badges of the Transferred Employees; and

(iv)     within three (3) months following the Closing, the Buyer Group and Newco shall remove all Seller Group Marks from all other assets and property that have been transferred pursuant to this Agreement and the transactions contemplated hereby.

(c)           The Buyer Group and Newco acknowledge and agree that the Seller Group is and shall remain the owner of the Seller Group Marks and all goodwill attached thereto.  This Agreement does not give the Buyer Group or Newco the right to use the Seller Group Marks except as expressly provided in this Agreement.  The Buyer Group and Newco agree not to attempt to register the Seller Group Marks nor to register anywhere in the world a mark same as or similar to the Seller Group Marks.  In no event shall the Buyer Group or Newco or any affiliate of the Buyer Group or Newco advertise or hold itself out as any member of the Seller Group or an affiliate of the Seller Group.

5.10           Business Tools; Sputter Tools.

(a)           Prior to the effectiveness of the Company Split, Micron shall assign and transfer (i) title to the Business Tools to MJP and (ii) the right to acquire the Sputter Tools to MJP.  The title to the Business Tools and the right to acquire the Sputter Tools will transfer to Newco at the Closing pursuant to the Company Split.  No later than July 1, 2011, Tower shall provide written notice to Micron of the address(es) to which the Business Tools referenced in the foregoing clause (i) shall be delivered, the reasonable shipping costs of which shall be paid by Micron.  Tower shall return the shipping brackets to Micron promptly following shipment, the reasonable shipping costs of which shall be paid by Micron.

(b)           On or prior to the one-year anniversary of the Closing Date, Micron shall assign and transfer title to the Sputter Tools to Newco, or if requested by Tower, Tower; provided, however, that Micron may elect, in its sole and absolute discretion, to retain one or more of such Sputter Tools, in which case Micron will pay Newco or if requested by Tower, Tower, $867,000 per Sputter Tool so retained in lieu of so transferring such Sputter Tool, at which time Newco’s right to acquire any such Sputter Tool will terminate.

5.11           Right of First Offer.

  (a)           Right of First Offer.

(i)      Except as set forth in Section 5.11(b), if at any time during the period commencing on the Closing Date and ending on the termination or expiration of the Supply Agreement in accordance with its terms (the “ROFO Term”), (i) Tower or any of its subsidiaries (including Newco) (each, a “Transferring Subsidiary”) determines, directly or indirectly, to sell, transfer, license or otherwise dispose of all or substantially all of the Business Assets, or (ii) Tower or a Transferring Subsidiary determines, directly or indirectly, to consummate a Newco Corporate Transaction, then Tower shall, or shall cause the Transferring Subsidiary to, first offer to sell such Business Assets (the “Offered Assets”) to or engage in such Newco Corporate Transaction with, as the case may be, Micron or one or more of its wholly owned subsidiaries, as may be designated by Micron, for cash or such other consideration as is reasonably acceptable to the parties, which offer shall be conducted in accordance with the procedures set forth in this Section 5.11(a).

(ii)      Following the determination by Tower or the Transferring Subsidiary to sell or otherwise transfer the Offered Assets or to consummate a Newco Corporate Transaction, as the case may be, as contemplated in Section 5.11(a)(i), Tower shall, or shall cause the Transferring Subsidiary to, deliver a written offer (the “Offer Notice”) to Micron offering to sell to Micron (or one or more of its wholly owned subsidiaries as may be designated by Micron) the Offered Assets or to consummate with Micron (or one or more of its wholly owned subsidiaries as may be designated by Micron) the Newco Corporation Transaction, as the case may be, in accordance with the terms set forth in the Offer Notice.  The Offer Notice shall set forth (i) whether the proposed offer pertains to Offered Assets or a Newco Corporate Transaction, (ii) the proposed purchase price and (iii) any other material terms and conditions pertaining thereto.   During the thirty (30) day period (the “Review Period”) following the delivery of the Offer Notice, Tower and the Transferring Subsidiary shall provide Micron, and its agents and representatives, with (i) reasonable access (at Micron’s expense and during operating hours) to the Offered Assets or Newco (including the properties, books, records and personnel of Newco), as the case may be and (ii) such financial and operating data concerning the Offered Assets or Newco, as the case may be, as Micron may reasonably request to conduct a thorough due diligence investigation.  On or prior to the end of the Review Period, Micron may, in its sole discretion, elect (either directly or through one or more of its designated affiliates) to purchase the Offered Assets or to consummate the Newco Corporate Transaction, as the case may be, in accordance with the terms set forth in the Offer Notice.  If Micron so elects, it shall deliver a written notice to that effect to Tower, in which case the parties will consummate the sale of the Offered Assets or the Newco Corporate Transaction, as the case may be, as soon as reasonably practicable following Micron’s election.

(iii)      If Micron fails to deliver a written notice indicating its election to purchase the Offered Assets or consummate the Newco Corporate Transaction, as the case may be, on or prior to the end of the Review Period, then the offer set forth in the Offer Notice will automatically expire and Tower or the Transferring Subsidiary may thereafter sell or otherwise transfer the Offered Assets or consummate the Newco Corporate Transaction, as the case may be, to any Person for a price and on terms that are no more favorable to such Person than those set forth in the Offer Notice.  If neither Tower nor the Transferring Subsidiary is able to sell or otherwise transfer the Offered Assets or consummate the Newco Corporate Transaction, as the case may be, on such terms within two hundred and seventy (270) days after expiration of the offer, and Tower or the Transferring Subsidiary thereafter determines to offer to sell or transfer the Offered Assets or consummate a Newco Corporate Transaction, as the case may be, prior to the expiration of the ROFO Term, Tower and the Transferring Subsidiary, if applicable, must again comply with the terms and conditions of this Section 5.11(a) prior to effecting such sale or transfer or consummating such transaction.

(iv)     In connection with the purchase and sale of the Offered Assets or the consummation of a Newco Corporate Transaction, as the case may be, pursuant to this Section 5.11, Tower and Micron each hereby agree (and agree to cause their controlled affiliates) to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Section 5.11.

(v)      Except as otherwise provided in this Section 5.11, Tower, Micron and their respective subsidiaries will each bear its own costs and expenses incurred in connection with the right of first offer contemplated by this Section 5.11 and any related sale of the Offered Assets or consummation of a Newco Corporate Transaction, as the case may be.

  (b)           Excluded Transfers; Transfers to Competitors; Assumption of Obligations

(i)      Micron’s right of first offer set forth in Section 5.11(a) shall not apply to any offer to sell or otherwise transfer the ownership of the Business Assets to or to engage in any Newco Corporate Transaction with any Person who is a direct or indirect wholly owned subsidiary of Tower, provided that such Person shall be bound by the terms of this Section 5.11 with respect to any subsequent proposed sale of the Business Assets or Newco Corporate Transaction, as the case may be.

(ii)      Notwithstanding anything to the contrary in this Agreement, during the ROFO Term, without the prior written consent of Micron, Tower shall not (and shall cause each of its affiliates not to) (i) directly or indirectly, sell, transfer, license or otherwise dispose of all or substantially all of the Business Assets, or (ii) consummate a Newco Corporate Transaction, in each case of the foregoing clauses (i) and (ii) to, or with, a Competitor.

(iii)     In the event of any transfer or disposition permitted by Section 5.11(a) or this Section 5.11(b), it shall be a condition to any such transfer or disposition that the transferee assume all of Newco’s obligations under the Supply Agreement.

5.12          [Reserved]

5.13          Accounts Receivable; Accounts Payable.

(a)           Following the Closing, the Buyer Group and Newco shall forward to the Seller Group, immediately upon receipt thereof, any payments of accounts receivable of MJP; and the Seller Group shall forward to the Buyer Group, immediately upon receipt thereof, any payments of accounts receivable of the Buyer Group.  Promptly following the Closing, the Parties shall cooperate in advising customers to direct to the appropriate Party any future payments by such customers.  In determining whether a payment received by either Party is a payment of an account receivable of the Seller Group or the Buyer Group, the receiving Party may rely on any invoice or contract number referred to on the payment or in correspondence accompanying such payment.  To the extent any payment received by the Seller Group or the Buyer Group does not specify which outstanding receivable it is in payment of, the Party in receipt of such payment shall use commercially reasonable efforts to match such payment to the correct invoice and apply such payment to the matching invoice.  Following the Closing, the Buyer Group and Newco will provide such cooperation as the Seller Group shall reasonably request in connection with the Seller Group's collection of outstanding accounts receivable of the Seller Group.

(b)           To the extent that the Buyer Group or Newco receives any invoices for accounts payable or statements evidencing amounts owed by the Seller Group to another party, the Buyer Group or Newco, as the case may be, will promptly deliver such documents to the Seller Group.  To the extent that the Seller Group receives any invoices for accounts payable or statements evidencing amounts owed by the Buyer Group or Newco to another party, the Seller Group will promptly deliver such documents to the Buyer Group or Newco, as the case may be.

(c)           Without limiting the generality of the foregoing, with respect to any invoice that contains amounts that are payable (or receivable) in respect of goods or services that pertain to both the Pre-Closing Period and the Post-Closing Period, the Parties will work in good faith to allocate among each other the amounts payable (or receivable) by each Party under such invoice, in light of the benefits received (or obligations incurred) with respect to the goods or services received (or provided) pursuant to such invoice.

5.14           Refund and Remittances.  After the Closing, (i) if any member of the Seller Group receives any refund or other amount that is a Business Asset or is otherwise properly due and owing to any member of the Buyer Group or Newco in accordance with the terms of this Agreement, or receives any mail or other deliveries that properly should have been delivered to any member of the Buyer Group or Newco, such member of the Seller Group promptly shall remit, or shall cause to be remitted, such amount, mail or delivery to such member of the Buyer Group or Newco, as the case may be, and (ii) if any member of the Buyer Group or Newco receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to any member of the Seller Group in accordance with the terms of this Agreement, or receives any mail or other deliveries that properly should have been delivered to any member of the Seller Group, such member of the Buyer Group or Newco, as the case may be, promptly shall remit, or shall cause to be remitted, such amount, mail or delivery to such member of the Seller Group.

5.15           Listing of Tower Shares.  Tower shall deliver timely notice to the NASDAQ Global Market on a Notification Form: Listing of Additional Shares with respect to the Tower Shares, if required by the NASDAQ listing rules, and shall use commercially reasonable efforts to cause the Tower Shares to be approved for listing on the NASDAQ Global Market and on the Tel Aviv Stock Exchange prior to the Closing.

5.16           Excluded Assets and Business Assets.  If at any time within 12 months following the Closing Date, any member of the Buyer Group or Newco becomes aware of any Excluded Asset that was inadvertently delivered to any such member in connection with this Agreement or any Ancillary Agreement, such member of the Buyer Group or Newco, as the case may be, shall promptly notify Micron of the Excluded Asset and shall return (or at Micron’s discretion, destroy) such Excluded Asset as soon as reasonably practicable, including, if applicable, all copies thereof. If at any time within 12 months following the Closing Date, any member of the Seller Group becomes aware that it is in possession of any asset that constitutes a Business Asset intended to be transferred to the Buyer Group or Newco in connection with this Agreement or any Ancillary Agreement but which was not so transferred, such member of the Seller Group shall promptly notify Tower of such Business Asset and shall transfer such Business Asset to the Buyer Group or Newco, as the case may be, as soon as reasonably practicable.

5.17           Certain Additional Tower Restrictions.  From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1 hereof:

(a)           Tower shall carry on its business in the ordinary course consistent with past practice;

(b)           promptly notify the Seller Group of any Buyer Group Material Adverse Effect; and

(c)           neither Tower nor any of its subsidiaries shall, without the prior written consent of Micron, take any of the actions described in clauses (ii), (iv), (v), (vi), (vii) or (viii) of Section 4.7, or authorize or agree to take any of such actions.  Notwithstanding the foregoing, neither Tower nor any of its subsidiaries will be required to obtain the consent of Micron to take any of the actions described in such clauses (v) and (vi) but only for amounts that do not exceed $100 million individually or in the aggregate.

5.18           Removal of Probe Assets.  At any time and from time to time after the Closing, Micron or MJP may remove any or all of the Probe Assets that are located at the Fab from the Fab, at their own expense.

5.19           Third Party Software Licenses.  From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1 hereof, (i) Micron and Tower will use their respective reasonable best efforts to effect the transfer of the third party software licenses identified on Schedule 5.19 hereto as “Category A” software from Micron to the Buyer Group or Newco, as agreed by Micron and Tower, (ii) Tower will purchase the third party software licenses identified on Schedule 5.19 hereto as “Category B” software for use by Newco and (iii) Micron will use its reasonable best efforts to obtain consents for Newco to use under existing Micron licenses, at the Fab, the third party software identified on Schedule 5.19 hereto as “Category C” software, in each case in accordance with the license quantities and other terms and conditions listed on Schedule 5.19 hereto.  The software identified on Schedule 5.19 is referred to collectively as the “Third Party Software”.

(a)           The Seller Group will work with Tower to facilitate discussions with, and to obtain licenses from, the licensors of the Third Party Software.  The Seller Group will pay the transfer fees, if any, that the licensors of the “Category A” Third Party Software charge in order to effect the transfer of licenses for such Third Party Software, in each case in accordance with, and subject to, the limitations set forth for “Category A” Third Party Software in Schedule 5.19.

(b)           The Seller Group will pay or reimburse Tower for, as the case may be, the licensing fees, if any, that the licensors of the “Category B” Third Party Software charge for such Third Party Software, in each case in accordance with, and subject to, the limitations for “Category B” Third Party Software set forth in Schedule 5.19. Any licensing fees that exceed (in the aggregate) the limit set forth for “Category B” Third Party Software in Schedule 5.19 will be borne by Tower. On or prior to the date that is three (3) Business Days prior to the Closing (or, if the Closing does not occur on June 3, then thirty (30) days prior to the Closing), Tower will provide written notice to the Seller Group identifying (i) the Third Party Software for which Tower has obtained licenses for use at the Fab, and (ii) the respective license quantity that Tower has obtained for each such Third Party Software.  The Seller Group may thereafter remove (and Tower shall reasonably cooperate in the removal of) any Third Party Software that Tower has been unable or has chosen not to license or, in the case of “Category C” Third Party Software, for which Micron has not obtained consents for Newco to use at the Fab, and any software or any technology the operation or function of which is dependent on such Third Party Software, from the Fab and from any of the Business Assets that contains such Third Party Software, software or technology.

(c)           The Buyer Group and Newco agree that with respect to each item of Third Party Software identified as “Category C” software on Schedule 5.19, the Buyer Group and Newco shall comply with the terms and conditions of the underlying license and any consent for such item of Third Party Software (the “Use Restrictions”) for the duration of time that use of such Third Party Software is made available to the Buyer Group and Newco as set forth in Schedule 5.19 (the “Consent Period”).

(i)      Prior to the expiration of the respective Consent Period for each “Category C” Third Party Software in Schedule 5.19 (except for the Third Party Software identified as “Category D” software on Schedule 5.19), the Buyer Group or Newco shall purchase, at its own cost and expense, a license directly from the provider of such Third Party Software for the use of such Third Party Software by Newco at the Fab, effective as of the date of such expiration, and the Buyer Group and/or Newco, as the case may be, shall maintain any such license during the entire term of the Supply Agreement.

(ii)      Prior to the expiration of the respective Consent Period for the “Category D” Third Party Software, the Seller Group will either, at its option, (a) obtain consents for Newco to use under existing Micron licenses, at the Fab, the “Category D” Third Party Software for an additional period of twelve (12) months, in each case in accordance with the license quantities and other terms and conditions listed on Schedule 5.19 hereto, or (b) request the Buyer Group to purchase licenses to use, at the Fab, the “Category D” Third Party Software.

  (1)           If the Seller Group obtains a consent for Newco to use any “Category D” Third Party Software pursuant to Section 5.19(c)(ii)(a) of this Agreement, then prior to the expiration of the Consent Period for such consent, the Buyer Group or Newco shall purchase, at its own cost and expense, a license directly from the provider of such Third Party Software for the use of such Third Party Software by Newco at the Fab, effective as of the date of such expiration, and the Buyer Group and/or Newco, as the case may be, shall maintain any such license during the entire term of the Supply Agreement.

  (2)           If the Buyer Group receives a request to purchase a license for “Category D” Third Party Software pursuant to Section 5.19(c)(ii)(b) of this Agreement, then prior to the expiration of the Consent Period for such Third Party Software, the Buyer Group or Newco shall purchase a license directly from the provider of such Third Party Software for the use of such Third Party Software by Newco at the Fab, effective as of the date of such expiration, and the Buyer Group and/or Newco, as the case may be, shall maintain any such license during the entire term of the Supply Agreement.  Any licensing fees (in the aggregate) related to such purchase up to the limit set forth in Schedule 5.19 shall be paid by Micron or reimbursed to Tower and any such licensing fees that exceed (in the aggregate) the limit set forth in Schedule 5.19 in relation to the “Category D” Third Party Software will be borne by Tower.

 (d)           If any of the “Category A” or “Category B” Third Party Software licenses as set forth on Schedule 5.19 are subscription-based (e.g., annual licenses), the Buyer Group or Newco, as the case may be, will be responsible for any license fees after the first year.  Notwithstanding anything to the contrary in this Section 5.19, in no event shall the Seller Group be obligated to pay for any maintenance or support fees for or on behalf of the Buyer Group or Newco in connection with the Third Party Software, the licenses or the transactions contemplated by this Section 5.19, and such maintenance and support fees are expressly excluded from any amounts the Seller Group shall agree to pay or reimburse Tacoma for pursuant to this Section 5.19.

5.20           Business Financial Statements; Tower Pro Forma Financial Statements.  Following the Closing, the Seller Group shall use its commercially reasonable efforts to prepare and deliver to Tower within 65 days of the Closing Date those historical audited financial statements, including notes thereto, and interim financial statements of the Business or of MJP, if any, that Tower is required to file with the SEC pursuant to the Exchange Act and/or the Securities Act (the “Business Financial Statements”), which financial statements shall fairly present in all material aspects the financial position of the Business or of MJP, as the case may be.  The financial statements that are required to be so filed, if any, shall be mutually agreed upon by Micron and Tower prior to the Closing.  The costs and expenses of any outside auditing firm used by the Seller Group in connection with the preparation and audit of any such financial statements shall be shared equally by the Seller Group and the Buyer Group. Following the Closing, the Seller Group shall use its commercially reasonable efforts to provide Tower such information as is reasonably necessary to enable Tower to prepare and file with the SEC any pro forma financial statements of the Business required to be filed pursuant to the Exchange Act and/or the Securities Act.

5.21           Withholding Taxes.  Notwithstanding any other provision in this Agreement, the Buyer Group, or anyone acting on its behalf, shall have the right to deduct and withhold Taxes from any payments to be made under this Agreement, in such amounts as the Buyer Group is required to deduct and withhold with respect to the making of any such payment under any applicable Law including, without limitation, applicable Tax laws in Japan.  Any such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid as payment under this Agreement.

5.22           Newco Credit Facility.  Newco will use its best efforts to put in place a credit facility within sixty (60) days following the Closing, in the aggregate principal amount of $30,000,000 (or the Yen equivalent).  The purpose of the credit facility will be to provide financing for the working capital needs of Newco.  The Seller Group hereby agrees to enter into such customary intercreditor arrangements with the lenders to this credit facility as are reasonably requested by the lenders to place them in a first lien position with respect to such portion of the collateral that is secured by the Security Agreements as is reasonably necessary to secure the credit facility, with the Seller Group to retain a second lien on such portion of the collateral, all to be on terms and in form reasonably acceptable to the Seller Group (it being understood that the Seller Group’s covenant pursuant to this sentence shall continue to apply following such sixty (60) day period provided that Newco continues to use such best efforts).

5.23           Purchase Orders.  At or prior to the Closing, the Seller Group will cancel all outstanding purchase orders or portions thereof to the extent unfulfilled as of Closing with suppliers and other vendors that are primarily related to the Business.  Promptly following the Closing, Newco will reissue such purchase orders as is necessary and appropriate for the operation of the Business following the Closing. A list of all of the purchase orders of MJP outstanding as of the date hereof is set forth on Schedule 5.23.

5.24           Continued Existence of Parties.

 (a)           MJP will not dissolve or liquidate during the initial term of the Supply Agreement, unless prior to such dissolution or liquidation Micron agrees to assume all of MJP’s indemnification obligations under Article VII.

 (b)           Neither Acquisition Sub nor Newco will dissolve or liquidate during the initial term of the Supply Agreement, unless prior to such dissolution or liquidation Tower agrees to assume all of Acquisition Sub’s and Newco’s indemnification obligations under Article VII; provided that the foregoing shall not limit the right of Acquisition Sub to merge with and into Newco, or vice versa, so long as such merger is in accordance with the terms of Section 9.4.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1           Conditions to the Buyer Group’s and the Seller Group’s Obligations.  The respective obligations of the Buyer Group and the Seller Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)           All waiting periods (and any extensions thereof) under the Foreign Exchange and Trade Act of Japan shall have expired or otherwise been terminated and all approvals required thereunder shall have been obtained.

(b)           No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c)           The Buyer Group shall have obtained licenses to the Third Party Software listed on Schedule 6.1(c) in form, quantity, and substance reasonably satisfactory to Micron.

6.2           Conditions to Obligations of the Buyer Group.  The obligation of the Buyer Group to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Tower) of the following additional conditions:

(a)           The representations and warranties of the Seller Group set forth in Article III shall have been true and correct (without giving effect to any qualification as to materiality or Seller Group Material Adverse Effect) on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing (provided that those representations and warranties that address matters only as of a particular date shall have been true and correct only as of such date), except where the failure of the representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate,  a Seller Group Material Adverse Effect.

(b)           The Seller Group shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c)           Micron shall have delivered to Tower a certificate executed by an officer of Micron (the “Seller Group Certificate”) to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 6.2 is satisfied in all respects.

(d)           There shall not have occurred and be continuing a Seller Group Material Adverse Effect.

(e)           The Seller Group shall have delivered to the Buyer Group the Seller Group Closing Deliverables.

(f)            Newco shall have delivered to the Buyer Group the Newco Closing Deliverables.

(g)           The Seller Group shall have obtained and delivered to the Buyer Group, in form and substance reasonably acceptable to the Buyer Group, those third party consents listed on Schedule 6.2(g).

6.3           Conditions to Obligations of the Seller Group.  The obligation of the Seller Group to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Micron) of the following additional conditions:

(a)           The representations and warranties of the Buyer Group set forth in Article IV shall have been true and correct (without giving effect to any qualification as to materiality or Buyer Group Material Adverse Effect) on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing (provided that those representations and warranties that address matters only as of a particular date shall have been true and correct only as of such date), except where the failure of the representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Group Material Adverse Effect.

(b)           The Buyer Group shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c)           Tower shall have delivered to Micron a certificate executed by an officer of Tower (the “Buyer Group Certificate”) to the effect that each of the conditions specified in clauses (a), (b) and (g) of this Section 6.3 is satisfied in all respects.

(d)           Acquisition Sub shall have been duly incorporated.

(e)           The Buyer Group shall have delivered to the Seller Group the Buyer Group Closing Deliverables.

(f)            Newco shall have delivered to the Seller Group the Newco Closing Deliverables.

(g)           There shall not have occurred and be continuing a Buyer Group Material Adverse Effect.

(h)           Tower’s ordinary shares shall be listed on the NASDAQ Global Market and on the Tel Aviv Stock Exchange, and Tower shall have delivered timely notice to the NASDAQ Global Market on a Notification Form: Listing of Additional Shares with respect to the Tower Shares, if required by the NASDAQ rules, and the Tower Shares shall been approved for listing on the NASDAQ Global Market and on the Tel Aviv Stock Exchange.

(i)           The Buyer Group shall have obtained and delivered to the Seller Group, in form and substance reasonably acceptable to the Seller Group, those third party consents listed on Schedule 6.3(i).

(j)           Tower shall have made the Capital Contribution to Newco on terms and conditions reasonably satisfactory to the Seller Group.

(k)         The Buyer Group shall deliver to the Seller Group, in form and substance reasonably satisfactory to the Seller Group, evidence that the Buyer Group has procured the insurance required by Section 21.17 of the Supply Agreement.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1           Survival of Representations and Warranties.  The representations and warranties of the Buyer Group and the Seller Group contained in this Agreement shall survive the Closing solely for purposes of this Article VII and such representations and warranties shall terminate at the close of business on the date that is twelve (12) months after the Closing Date (the “End Date”).  The obligations to indemnify and hold harmless an Indemnified Party pursuant to Section 7.2(a)(i) or Section 7.3(a)(i), as the case may be, shall terminate on the End Date; provided that such obligations to indemnify and hold harmless shall not terminate as to any Loss with respect to which the Indemnified Party shall have delivered to the Indemnifying Party a Notice of Claim in accordance with Section 7.5, or, in the event of a Third-Party Claim, given notice to the Indemnifying Party of such Third-Party Claim in accordance with Section 7.6, in each case on or prior to the End Date.  For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods supersede any applicable statutes of limitations that would otherwise apply to the foregoing matters.  Notwithstanding the aforementioned, the obligations to indemnify and hold harmless an Indemnified Party for Losses arising out of any fraud shall survive indefinitely.

7.2           Indemnification by the Seller Group.

(a)           MJP shall indemnify and hold harmless Tower and Acquisition Sub and their respective affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (each a “Buyer Group Indemnified Party”), from and against any and all claims, actions, suits, proceedings, Liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid (collectively, “Losses”) by any Buyer Group Indemnified Party to the extent that the Losses arise by reason of, or result from (1) any breach or inaccuracy of any representation or warranty of MJP contained in this Agreement or any certificate delivered by MJP pursuant to this Agreement, (2) the breach by MJP of any covenant or agreement of MJP contained in this Agreement, (3) the Excluded Liabilities, (4) any Taxes that MJP is required to pay pursuant to the terms of this Agreement or (5) the matters set forth on Schedule 7.2(a).

(b)           Micron shall indemnify and hold harmless the Buyer Group Indemnified Parties from and against any and all Losses by any Buyer Group Indemnified Party to the extent that the Losses arise by reason of, or result from (6) any breach or inaccuracy of any representation or warranty of Micron contained in this Agreement or any certificate delivered by Micron pursuant to this Agreement, (7) the breach by Micron of any covenant or agreement of Micron contained in this Agreement, or (8) any Taxes that Micron is required to pay pursuant to the terms of this Agreement

7.3           Indemnification by the Buyer Group.

(a)           Acquisition Sub and Newco shall jointly and severally indemnify and hold harmless Micron, MJP and their respective affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (each a “Seller Group Indemnified Party”), from and against any and all Losses incurred or paid by any Seller Group Indemnified Party to the extent that the Losses arise by reason of, or result from (9) any breach or inaccuracy of any representation or warranty of Acquisition Sub contained in this Agreement or any certificate delivered by Acquisition Sub pursuant to this Agreement or in the Joinder Agreement or of Newco in the Joinder Agreement, (10) the breach by Acquisition Sub or Newco of any covenant or agreement of such Party contained in this Agreement or the Joinder Agreement, (11) the Assumed Liabilities, (12) any Taxes that Acquisition Sub or Newco is required to pay pursuant to the terms of this Agreement or (13) any violation of the Use Restrictions by Acquisition Sub or Newco.

(b)           Tower shall indemnify and hold harmless the Seller Group Indemnified Parties from and against any and all Losses incurred or paid by any Seller Group Indemnified Party to the extent that the Losses arise by reason of, or result from (14) any breach or inaccuracy of any representation or warranty of Tower contained in this Agreement or any certificate delivered by Tower pursuant to this Agreement, (15) the breach by Tower of any covenant or agreement of Tower contained in this Agreement, (16) any Taxes that Tower is required to pay pursuant to the terms of this Agreement or (17) any violation of the Use Restrictions by Tower.

(c)           Each Buyer Group Indemnified Party and Seller Group Indemnified Party may be referred to herein as an “Indemnified Party.”  Micron and MJP may be referred to herein as the “Micron Indemnifying Parties,” Tower, Acquisition Sub and Newco may be referred to herein as the “Tower Indemnifying Parties,” and each of the Micron Indemnifying Parties and the Tower Indemnifying Parties may be referred to herein as the “Indemnifying Party.”

7.4           Limitations.

(a)           The liability of the Micron Indemnifying Parties for all claims for indemnifiable Losses made under Section 7.2(a)(i) or Section 7.2(b)(i) of this Article VII shall be subject to the following limitations:  (x) the Micron Indemnifying Parties shall not have any liability for any individual claim until the amount of the Loss finally determined to have been incurred or paid equals or exceeds $10,000 (each, a “Qualified Loss”), (y) the Micron Indemnifying Parties shall not have any liability for any such claims until the aggregate amount of the Qualified Losses finally determined to have been incurred or paid for all such claims shall exceed $1,000,000, in which case the Micron Indemnifying Parties shall be liable only for the portion of the Qualified Losses exceeding $1,000,000, and (z) the Micron Indemnifying Parties’ aggregate liability for all such Losses shall not exceed $21,000,000.

(b)           The liability of the Tower Indemnifying Parties for all claims for indemnifiable Losses made under Section 7.3(a)(i) or Section 7.3(b)(i) of this Article VII shall be subject to the following limitations:  (x) the Tower Indemnifying Parties shall not have any liability for any individual claim until the amount of the Loss finally determined to have been incurred or paid equals or exceeds a Qualified Loss, (y) the Tower Indemnifying Parties shall not have any liability for any such claims until the aggregate amount of the Qualified Losses finally determined to have been incurred or paid for all such claims shall exceed $1,000,000, in which case the Tower Indemnifying Parties shall be liable only for the portion of the Qualified Losses exceeding $1,000,000, and (z) the Tower Indemnifying Parties’ aggregate liability for all such Losses shall not exceed $21,000,000.

(c)           Notwithstanding anything contained in this Agreement to the contrary, the amount of any Indemnifying Party’s liability under this Article VII with respect to any indemnifiable Losses shall be net of (i) any insurance proceeds or other third party indemnity or contribution amounts recoverable by an Indemnified Party, and (ii) any Tax savings actually realized by the Indemnified Party in respect of such Losses.  In computing the amount of any such Tax savings, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified Loss.  Each Party shall use commercially reasonable efforts to mitigate its damages, including seeking to secure payments from insurance policies or any other party responsible for any Loss that may be subject to indemnity hereunder prior to seeking recovery therefor from an Indemnifying Party pursuant to this Article VII.

(d)           Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall be liable to any Indemnified Party for any indirect, incidental, special, punitive, exemplary or consequential loss or damage (including any loss of anticipated or future revenue or profit, loss of reputation or goodwill) arising out of this Agreement, provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.

(e)           Notwithstanding anything contained in this Agreement to the contrary, the obligations to indemnify and hold harmless an Indemnified Party for Losses arising out of any fraud shall not be limited in amount.

7.5           Procedures for Indemnification.

(a)           In the event an Indemnified Party shall have a claim for Losses for which such Indemnified Party is seeking indemnification under this Article VII (a “Claim”), Micron or Tower (on behalf of itself or its affiliates), as the case may be, shall promptly send written notice of such Claim (the “Notice of Claim”) to the Indemnifying Party.  Such notice must (i) state the amount of Losses incurred or paid reasonably expected to be incurred or paid by the Indemnified Party, (ii) specify in reasonable detail the individual items of Losses included in the amount stated, and the nature of the misrepresentation, breach of warranty or covenant to which such Loss is related (including specific references to the applicable representation or covenant), and (iii) be executed by an officer of Tower or Micron, as the case may be.

(b)           The Indemnifying Party may make a written objection (“Objection”) to any Claim for indemnification delivered pursuant to Section 7.5(a).  The Objection shall be delivered to the Indemnified Party within 30 days after delivery of the Notice of Claim.

(c)           In the event of a dispute that the Indemnifying Party and Indemnified Party are able to resolve, the Indemnifying Party and the Indemnified Party shall prepare and sign a memorandum setting forth such agreement, and the Indemnifying Party shall pay to the Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party the agreed upon amount of the Loss (if any) within 15 days of the date of such written memorandum.

(d)           If, within thirty (30) days of delivery of the notice of Objection (as such period may be extended by mutual agreement between the Parties), the Indemnifying Party and the Indemnified Party are unable to resolve a dispute over the Claim for indemnification to which the Objection has been made, either the Indemnifying Party or the Indemnified Party may commence litigation with respect to the matter pursuant to Section 9.8.

7.6           Third Party Claims.

(a)           Promptly after becoming aware of the assertion of any claim, or the commencement of any action, suit or proceeding, by any third party against an Indemnified Party, in respect of which it is reasonably expected that indemnity may be sought by the Indemnified Party under this Article VII (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give timely notice shall not relieve the Indemnifying Party of any obligation hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure, and except as provided in Section 7.1).

(b)           The Indemnifying Party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim, subject to Section 7.6(c).  The non-controlling Party shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim.  If the Indemnifying Party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Party may undertake the defense of such Third-Party Claim.

(c)           In the event the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment (i) relates solely to monetary damages that are paid by the Indemnifying Party and (ii) provides for a complete release of the Indemnified Party, in which case, no such consent shall be required.  The Indemnified Party shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Party has not assumed the defense; provided, however, that no settlement of any such Third-Party Claim shall be determinative of (i) the entitlement of the Indemnified Party to indemnification in respect of such Third-Party Claim, (ii) whether or not the Indemnified Party has the right to recover any amount from the Indemnifying Party and, if so, the amount of such recovery and (iii) the amount of indemnifiable Losses, if any, relating to such Third Party Claim.

(d)           Whether or not the Indemnifying Party elects to defend or prosecute any Third-Party Claim, both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.5.

(e)           Notwithstanding anything to the contrary in this Section 7.6, in the event MJP is required to perform Seller Remedial Activities arising from any Pre-Closing Environmental Liability pursuant to the request of a Governmental Entity or otherwise, the provisions of Section 7.7 shall control.

7.7           Seller Remedial Activities for Pre-Closing Environmental Liabilities; Existing Indemnity Arrangements.

(a)           MJP acknowledges that any obligation to indemnify any Buyer Group Indemnified Party pursuant to this Article VII for any breach or inaccuracy of any representation or warranty contained in Section 3.14 relating to periods prior to the Closing may include the duty to undertake and perform, upon prior written reasonable demand by a Buyer Group Indemnified Party, Seller Remedial Activities to the extent arising out of a Pre-Closing Environmental Liability (but, for the avoidance of doubt, only to the extent required by applicable Environmental Laws).  In the event MJP is required to perform Seller Remedial Activities arising from a Pre-Closing Environmental Liability pursuant to the foregoing sentence or pursuant to the request of a Governmental Entity or the requirements of applicable Environmental Laws, the Buyer Group shall provide the Seller Group and its agents and representatives reasonable access to the Real Property to enable the Seller Group to control, direct and perform such Seller Remedial Activities.

(b)           MJP shall diligently undertake and complete any such Seller Remedial Activities arising from a Pre-Closing Environmental Liability in a good and workmanlike manner and in compliance with applicable Environmental Laws.  MJP shall have the sole right to disclose, report, further investigate, negotiate, perform and settle any Pre-Closing Environmental Liability and any Seller Remedial Activities in connection therewith. Seller Remedial Activities undertaken by MJP (i) shall only be required to employ a reasonably cost-effective method under the circumstances, based on the use of the property for industrial (as opposed to residential or commercial) purposes, and shall not be required to exceed the least stringent requirement imposed by any clearly applicable Environmental Laws in effect at the time, (ii) shall make reasonable use of institutional and engineering controls, such as deed restrictions, signs, fencing, buffers, and controls, to the extent permitted by applicable Environmental Laws; provided that such institutional and engineering controls shall not (x) unreasonably restrict or limit the industrial activities currently being performed, or (y) fail to address a material risk of off-site migration of any Contamination, and (iii) may take advantage of applicable risk assessment principles, where practicable, as set forth in applicable Environmental Laws in effect at the time.

(c)           After the Closing, MJP shall keep the Buyer Group reasonably informed of the MJP’s progress in connection with its performance of Seller Remedial Activities (including providing the Buyer Group with copies of material plans and reports) and providing the Buyer Group reasonable advance notice prior to, the performance of any significant Seller Remedial Activities (including testing), and ensuring that the Buyer Group is provided reasonable advance notice of any scheduled in-person conferences with any Governmental Entity representatives to allow the Buyer Group a reasonable opportunity to attend any such conferences.

(d)           Following the Closing, to the extent a Buyer Group Indemnified Party suffers a Loss arising from Contamination present at the Real Property prior to Closing and the Seller Group is entitled to indemnity for such Loss pursuant to the Acquisition Agreement dated February 15, 2001 by and among Micron, Kobe Steel, Ltd., and KMT Semiconductor Limited and/or the Acquisition Agreement dated June 18, 1998 between Micron and Texas Instruments Incorporated (collectively, the “Indemnity Agreements”), if requested by such Buyer Group Indemnified Party the Seller Group shall use commercially reasonable efforts to pursue its indemnification rights under any such Indemnity Agreement with respect to such Loss, and pass on to the Buyer Group Indemnified Party who has suffered such Loss, any monetary damages Seller Group recovers under any such Indemnity Agreement up to the amount of such Loss, after deducting (x) any fees, costs and expenses, including attorneys fees, the Seller Group has incurred or accrued in connection with obtaining any such monetary damages and (y) any other Losses that Seller Group has incurred with respect to the matter giving rise to such Loss for which it is entitled to be indemnified under the Indemnity Agreements.  Any Claim for Loss made by Buyer Group Indemnified Party pursuant to the foregoing sentence shall be subject to the limitations set forth in Sections 7.4(c), 7.4(d), 7.4(e), 7.5, 7.6, 7.7 and 7.8 and in the applicable Indemnity Agreement.  The Seller Group agrees that it will not amend the environmental indemnification provisions of the Indemnity Agreements in a manner that is materially adverse to the Buyer Group’s rights under this Section 7.7(d).  Notwithstanding anything to the contrary in this Section 7.7(d), in no event shall the Seller Group be required to commence or defend any litigation, arbitration or other legal proceeding against any indemnifying party under the Indemnity Agreements with respect to any Loss suffered by a Buyer Group Indemnified Party arising from Contamination present at the Real Property prior to Closing unless the Buyer Group Indemnified Party agrees to reimburse, and does in fact reimburse promptly following incurrence, the Seller Group for all fees, costs and expenses, including attorneys fees, incurred by the Seller Group in connection with such litigation, arbitration or other legal proceeding.

7.8           Exclusive Remedy.  The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the Parties to this Agreement for breach of any of the terms, conditions, representations, warranties or covenants contained herein or in the Joinder Agreement (but not in any of the other Ancillary Agreements) or any right, claim or action arising from the transactions contemplated by this Agreement or the Joinder Agreement (but not the other Ancillary Agreements); provided, however, that the foregoing clause shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief.  The Parties shall have no obligations under this Article VII in the event the Closing does not occur.

7.9           Aggregate Purchase Price Adjustment.  Amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Aggregate Purchase Price.

ARTICLE VIII
TERMINATION

8.1           Termination of Agreement.  Micron or Tower may terminate this Agreement prior to the Closing, as provided below:

(a)           Micron and Tower may terminate this Agreement by mutual written consent;

(b)           Tower may terminate this Agreement by giving written notice to Micron in the event Micron is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 30 days following delivery by Tower to Micron of written notice of such breach;

(c)           Micron may terminate this Agreement by giving written notice to Tower in the event Tower is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured within 30 days following delivery by the Micron to Tower of written notice of such breach;

(d)           Tower or Micron may terminate this Agreement if the Closing shall not have occurred by August 25, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and

(e)           Tower or Micron may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling, enacted any Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling, Law or other action is final and nonappealable.

8.2           Effect of Termination.  Any termination of this Agreement pursuant to Section 8.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for willful breaches of this Agreement prior to the termination).  Notwithstanding the foregoing, the provisions of this Section 8.2, Article IX and of the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1           Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall advise the other Party of such disclosure obligation, provide it with a copy of the proposed disclosure and afford such other Party the opportunity to comment on such proposed disclosure (which the disclosing Party agrees to consider in good faith) a reasonable period of time prior to making such disclosure).

9.2           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as provided in Section 5.8, Section 7.2 or Section 7.3.

9.3           Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.  Notwithstanding the foregoing, Newco may, subject to applicable Law, be merged with or into Acquisition Sub, or vice versa, at any time following the Closing without the prior written approval of any member of the Buyer Group, but only if Acquisition Sub or Newco, as applicable, executes an instrument expressly assuming all of Newco’s or Acquisition Sub’s, as the case may be, rights and obligations under this Agreement and the Ancillary Agreements.

9.5           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

9.6           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) five (5) business days after it is mailed by registered or certified mail, return receipt requested, postage prepaid, (y) the third (3rd) business day after it is delivered via a reputable international overnight courier service or (z) on the first business day after the date sent by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to any member of the Seller Group, to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83707
Attn:  General Counsel
Fax:  (208) 368-4540

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: John A. Fore, Esq.
                   Michael S. Russell, Esq.
Facsimile No.: (650) 493-6811

if to any member of the Buyer Group, to:

Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemek, Israel, 23105
Attention: Chief Financial Officer
Facsimile No.: (+972) 4 654 6510

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
Law Firm
1 Azrieli Center,
Tel Aviv 67021, Israel
Attention:  David H. Schapiro, Esq.
                    Eliran Furman, Esq.
Facsimile No.: (+972) 3 608 7714

if to Newco on and after the Closing, to:

c/o
Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemek, Israel, 23105
Attention: Chief Financial Officer
Facsimile No.: (+972) 4 654 6510

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
Law Firm
1 Azrieli Center,
Tel Aviv 67021, Israel
Attention:  David H. Schapiro, Esq.
                    Eliran Furman, Esq.
Facsimile No.: (+972) 3 608 7714

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by an officer of the Party for whom it is intended and such receipt is confirmed in writing to the Party giving such notice.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.8           Exclusive Jurisdiction.  With respect to any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement, each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the federal courts of the District of Delaware, (b) agrees that process may be served upon them in any manner authorized by the federal laws applicable in the District of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction.  Each Party agrees not to commence any legal proceedings subject to this Section 9.8 except in such courts.

9.9           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

9.10           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11           Construction.

(a)           All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(b)           The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c)           The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)           All references in this Agreement to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person.

(e)           Any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material,” or a “Buyer Group Material Adverse Effect” or a “Seller Group Material Adverse Effect” under this Agreement.

(f)           Unless otherwise specifically provided, all references in this Agreement to “dollars” or “$” shall mean United States Dollars, and all references to “yen” or “¥” shall mean Japanese Yen.

(g)           The definitions set forth in Article I or otherwise referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(h)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(i)            Unless the context shall otherwise require, any reference to any contract, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(j)            Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  In the event that any date provided for in this Agreement falls on a date that is not a business day, such date shall be deemed extended to the next business day.

(k)           Any reference to “third party” or “third Person” shall be interpreted as a reference to a Person who is not a party hereto.

(l)            When a Japanese term has been inserted in italics to clarify or translate a related English term, the Japanese term shall be authoritative for the purpose of interpreting the related English term.

(m)           The use of the defined terms “Competitor” and “Memory Products” herein shall not be used in interpreting any of the Ancillary Agreements, except as expressly provided in any such Ancillary Agreement.

9.12           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.13           Expenses.  Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

9.14           Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Master Agreement as of the date first above written.

MICRON TECHNOLOGY, INC.

By: ________________________________

Name:  ________________________________

Title:  ________________________________

MICRON JAPAN, LTD.

By:  ________________________________

Name:  ________________________________

Title: ________________________________

TOWER SEMICONDUCTOR LTD.

By:   ________________________________

Name:  ________________________________

Title:  ________________________________

[Signature Page to Master Agreement]